EXHIBIT 10.20

              AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 15th day of September, 1997, by and among MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership ("MAALP"), and MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation and the sole general partner of MAALP ("MAAC"), jointly and severally, on the one hand, and FLOURNOY DEVELOPMENT COMPANY, a Georgia corporation ("FDC"), on the other hand (MAALP, MAAC and FDC being hereinafter collectively referred to as the "Parties" and individually as a "Party"), under the following circumstances (all capitalized terms hereinafter used shall have the meanings ascribed to such terms in Article 1 of this Agreement or as otherwise defined herein):

                            PREAMBLE

     A. FDC owns directly, or through its interests in the Property Partnerships, certain of the Properties and an interest in other Properties, Acquisition Contracts, Intercompany Loans, Core Business Assets, Third Party Business Assets and Other Assets.

     B. MAAC and MAALP desire to acquire the Assets through a merger of FDC into MAAC and through a series of merger, exchange and purchase transactions involving the Property Partnerships, as more particularly described in the Steps Memorandum, in consideration of the payment of the cash and issuance of the Merger Shares and Units set forth in the Allocation Schedule, the assumption of the Assumed Liabilities, the repayment at Closing of the Prepaid Debt, and, upon attainment of certain operating goals more particularly described in Article 5 herein, in consideration of the issuance of the Contingent Value Shares.

     C. Subject to the provisions of Section 8.05 of the MAALP Partnership Agreement, as amended and restated, at any time after six (6) months following the Closing Date, a Person who holds Units may exercise a Redemption Right and Units may be redeemed for Shares or, in MAALP's sole discretion, cash as provided in the MAALP Partnership Agreement.

     D. The Parties intend that the Partnership Mergers and Exchange Transactions qualify as contributions to a partnership described in Section 721 of the Code and that the Merger qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                    ARTICLE 1:  DEFINITIONS

     1.1    Definitions.   In  addition  to  the  terms   defined
elsewhere in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

           1.1.1 "Acquisition Contracts" means the contracts to acquire certain real property to which FDC is a party, which contracts, together with scheduled closing dates, are listed in Schedule 1.1.1.

          1.1.2      "Acquisition  Properties"  means  the   Real
     Property and other assets that are the subject of the Acquisition Contracts or otherwise acquired by FDC for its own account prior to Closing.

          1.1.3 "Adjusted Net Equity" has the meaning set forth in Section 13.1.1.

          1.1.4      "Adjusted FFO Per Share" for  calendar  year
     1998,  1999, or 2000, as the case may be, means the FFO  Per
     Share for such calendar year, as the same may be adjusted pursuant to the provisions of Section 5.3 hereof.

          1.1.5     "Agreement Not to Compete" means an Agreement
     Not To Compete substantially in the form attached hereto as Exhibit "I" and binding upon John F. Flournoy and W. Randall
     Jones.

          1.1.6      "Affiliate"  means,  with  respect  to   any
     Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

          1.1.7     "Allocation Schedule" means the Allocation of
     Consideration as set forth on Schedule 1.1.7.

          1.1.8 "Alternative Reorganization Step" means, as applicable, a Partial Interest Cash Sale, a Partial Interest
     Exchange, a Property Contribution or a Reverse Cash Merger.

          1.1.9 "Amal" means Amal Group, Inc., a Georgia corporation and a wholly owned subsidiary of FDC.

          1.1.10 "Assets" means all assets and properties to be acquired by MAAC or MAALP upon consummation of the Reorganization as described in the Steps Memorandum, including, without limitation, the Properties, the Acquisition Properties, Acquisition Contracts, Intercompany Loans, Third Party Business Assets, Core Business Assets, Contracts, Third Party Business Purchase Note, Resale Properties Purchase Note, and Other Assets.

          1.1.11     "Assumed  Liabilities" means,  collectively,
     (i) the Intercompany Loans, the Retained Mortgage Debt, the ML Agreement, the Contracts, the Leases, insurance policies, Permitted Exceptions, and all accounts payable, accrued expenses, and Liabilities of FDC and the Merger Partnerships existing at the Closing Date and assumed or retained by MAAC or MAALP after the Closing, but excluding the Prepaid Mortgage Debt and (ii) obligations and Liabilities arising on or after the Closing under any Contracts, Leases, insurance policies, and Permitted Exceptions to which a Property Seller Partnership or Exchange Partnership is a party or which encumber the Properties owned by them. Assumed Liabilities shall also include any liability of FDC under certain Section 42 Low Income Housing Tax Credit loans relating to the "carve outs" or exceptions to the non-recourse provisions contained in the loan documents relating thereto.

          1.1.12     "BDBC"  means  Baker,  Donelson,  Bearman  &
     Caldwell, a professional corporation, counsel to MAAC and MAALP.

          1.1.13 "Business Day" means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York generally are closed for business.

          1.1.14 "Capital Expenditure Budget and Schedule" means, collectively, the capital expenditure budget and schedule for each Property, copies of which have been provided to MAAC, which describes the capital expenditures that FDC and the Property Partnerships have budgeted for each  Property for the years ending December  31,  1997  and
     1998, respectively.
          1.1.15 "Cash-Out Partners" means those partners of the Cash-Out Partnerships who are not Non-Consenting Partners.

          1.1.16     "Cash-Out Partnerships" means  the  Property
     Seller Partnerships and the Surviving Cash-Out Partnerships.

          1.1.17 "Charter" means the Charter of MAAC, as filed with the Tennessee Secretary of State, as further amended or restated from time to time.

          1.1.18 "Claim" means any action, cause of action, suit, debt, dues, account, reckoning, bond, bill, covenant, contract, controversy, promise, trespass, damage, judgment, execution, penalty, fine, claim, liability and demand whatsoever, in law or equity.

          1.1.19     "Closing" means generally the execution  and
     delivery   of  those  documents,  securities  and/or   funds
     necessary to effect the transactions contemplated by this Agreement.

          1.1.20 "Closing Date" means the date established for the Closing pursuant to Section 12.1.

          1.1.21     "Closing  Date  Balance  Sheet"  means   the
     balance sheet prepared as of the Closing Date pursuant to the procedures set forth in Section 13.1.1.

          1.1.22 "CMM" means Cashin, Morton & Mullins, general counsel to FDC and the Property Partnerships.

          1.1.23     "Code"  means the Internal Revenue  Code  of
     1986, as amended, and any successor legislation thereto, including all of the rules and regulations promulgated thereunder.

          1.1.24    "Common Stock" means the voting Common Stock,
     $.01 par value per share, of MAAC.

          1.1.25 "Consensual Balance Sheet Adjustments" has the meaning set forth in Section 13.1.1.

          1.1.26 "Core Business Assets" means the assets of FDC utilized in the conduct of its business of constructing, developing, managing, leasing and operating multifamily residential properties for its own account (including for the account of the Property Partnerships), including, without limitation, the FDC Headquarters, the Columbus, Georgia office and storage facility, Personal Property used in such business, and all Ordinary Contracts that are not Third Party Business Assets, but specifically excluding all Third Party Business Assets.

          1.1.27        "CERCLA"    means    the    Comprehensive
     Environmental Response, Compensation and Liability  Act,  42
     U.S.C. ' 9601 et seq.

          1.1.28 "Construction in Progress" means the amount of Construction in Progress set forth on the Recent Balance
     Sheet.

          1.1.29     "Construction Contracts" means all contracts
     listed on Schedule 1.1.29 pursuant to which FDC is obligated
     to   construct  improvements  on  real  property  for  third
     parties.

          1.1.30 "Construction and Development Debt" means all debt listed as such on the Debt Schedule.

          1.1.31 "Contracts" means the Acquisition Contracts, the Construction Contracts, the Development Contracts, the Management Contracts, the HAP Contracts, the ML Agreement, the Ordinary Contracts and the Reorganization Contracts.

          1.1.32 "Credit Line Debt" means all debt listed as such on the Debt Schedule.

          1.1.33      "Debt  Schedule"  means  the  schedule   of
     Existing Debt attached as Schedule 1.1.33.

          1.1.34 "Defective Property Basket" means Excluded Properties containing up to one thousand (1,000) apartment units which may be excluded from the Reorganization pursuant to the provisions of Sections 6.13, 6.14, 6.15, 6.16, 7.6 or
     10.1 hereof.

          1.1.35 "Development Budget and Schedule" has the meaning set forth in Section 7.2.16.

          1.1.36     "Development Contracts" means all  contracts
     listed   on   Schedule  1.1.36   for  the   development   or
     redevelopment of real estate for third parties.

          1.1.37 "Development Properties" means the Properties listed on Schedule 1.1.37, each of which consists of Real
     Property which is in the process of being developed or redeveloped by FDC for its own account.

          1.1.38    Intentionally Omitted.

          1.1.39 "Contingent Value Holders" means the holders of the Contingent Value Rights. At the Closing, the initial Contingent Value Holders shall be the FDC Shareholders, and the Contingent Value Rights shall be allocated among the FDC Shareholders pro rata in accordance with their Contingent Value Percentages.

          1.1.40 "Contingent Value Percentage" means for any Contingent Value Holder the following: (i) with respect to the Contingent Value Rights granted to the FDC Shareholders at the Closing pursuant to Article 5 hereof, the respective percentage ownership interest in FDC held by the FDC Shareholders (based on their ownership of FDC Common Stock) immediately prior to the Closing; and (ii) upon the transfer or assignment of any portion of the Contingent Value Rights by any FDC Shareholder pursuant to Section 5.6 hereof, the percentage of Contingent Value Rights transferred or assigned to such Contingent Value Holder.

          1.1.41 "Contingent Value Representative" means (i) John F. Flournoy, (ii) upon the death or incapacity of John
     F. Flournoy, W. Randall Jones, and (iii) upon the death or incapacity of John F. Flournoy and W. Randall Jones, one of the Contingent Value Holders selected and approved in writing by the Contingent Value Holders who hold, as of such time, more than fifty percent (50%) of the Contingent Value Percentages.

          1.1.42    "Contingent Value Rights" means the rights to
     receive  Contingent Value Shares as provided  in  Article  5 hereof.

          1.1.43 "Contingent Value Shares" means the number of Shares of MAAC Common Stock that may be issued by MAAC to the Contingent Value Holders pursuant to Article 5.

          1.1.44 "Effective Time" means, as to the Merger, the Effective Time of the Merger as stated in the Articles of Merger filed with the Secretary of State of the State of Tennessee and Georgia, respectively, pursuant to Section 2.1, and, as to each Partnership Merger, the Effective Time of such Partnership Merger as stated in the applicable partnership certificate of merger.

          1.1.45 "Environmental Claim" means any Claim, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (i) a Hazardous Material Activity, or (ii) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

          1.1.46 "Environmental Laws" means federal, state, local, provincial, municipal and foreign laws, ordinances, principles of common law, rules, by-laws, orders, governmental policies, statutes, regulations, agreements, treaties, customary law, and international principles relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, without limitation, any law or regulation relating to (i) generation, treatment, storage, disposal or transportation of Materials of Environmental Concern, emissions or discharges or protection of the environment from the same, (ii) exposure of Persons to, or Release or threat of Release of, Materials of Environmental Concern, and (iii) noise.

          1.1.47     "ERISA"  mean the Employee Retirement Income
     Security   Act  of  1974,  as  amended,  and  any  successor
     legislation thereto.

          1.1.48     "Exchange Act" means the Securities Exchange
     Act of 1934, as amended.

          1.1.49      "Exchange  Agreement"  means  an  agreement
     between MAALP, FDC and the partners of an Exchange Partnership pursuant to which such partners (other than FDC and, in the case of a Partial Partnership Interest Exchange, all Non-Consenting Partners) shall contribute and transfer all their interests in the Exchange Partnership to MAALP in exchange for Units, the form of which shall be substantially the same as Exhibit "B."

          1.1.50 "Exchange Partnership" means each partnership listed in the Steps Memorandum as an Exchange Partnership, and "Exchange Partnerships" means all such partnerships.

          1.1.51     "Exchange Transaction" means  a  Partnership
     Interest Exchange, a Partial Partnership Interest Exchange or a Property Contribution.

          1.1.52      "Excluded  Property"  means  any   Property
     excluded from the Reorganization and included within the Defective Property Basket pursuant to the provisions of Sections 6.13, 6.14, 6.15, 6.16, 7.6, or 10.1 hereof.

          1.1.53 "Existing Debt" means, collectively, the Construction and Development Debt, the Credit Line Debt, the
     Prepaid Mortgage Debt and the Retained Mortgage Debt.

          1.1.54     "FCC"  means Flournoy Construction  Company,
     L.L.C., a Georgia limited liability company wholly owned by FDC.

          1.1.55 "FDC" has the meaning set forth in the first paragraph of this Agreement.

          1.1.56 "FDC Common Stock" means the shares of voting common stock, $.01 par value per share, of FDC.

          1.1.57 "FDC Financial Statements" means (i) the audited combined balance sheets of Flournoy Properties Group as of December 31, 1995 and 1996, and the related audited combined statements of operations, partners' and owners' deficit, and cash flows for the years ended December 31, 1994, 1995 and 1996 (including the notes and schedules contained therein or annexed thereto), which financial statements have been audited by KPMG Peat Marwick LLP, independent auditors for Flournoy Properties Group for such years, whose unqualified audit report is a part thereof, and
     (ii) an unaudited balance sheet of Flournoy Properties Group as of June 30, 1997, and the related unaudited statements of income and cash flows for the six months then ended (including the notes and schedules contained therein or annexed thereto).

          1.1.58 "FDC Headquarters" means the building (which is one of the Properties) occupied by FDC at 900 Brookstone
     Center Parkway, Columbus, Georgia 31904.

          1.1.59 "FDC Shareholders" means all Persons who shall own FDC Common Stock on the Closing Date.

          1.1.60    "FDC Transactions Costs" means all costs  and
     expenses   incurred   by   FDC  in   connection   with   the
     Reorganization,  including  amounts  payable  under  the  ML
     Agreement, as described on Schedule 15.5.

          1.1.61 "FFO" means net income (computed in accordance with generally accepted accounting principles and as reported in the audited consolidated financial statements of MAAC for the applicable calendar year), excluding extraordinary items, minority interest in MAALP income, gain or loss on disposition of real estate assets, and certain non-cash items, primarily depreciation and amortization, less preferred stock distributions. FFO is computed in accordance with the current National Association of Real Estate Investment Trusts, Inc. ("NAREIT") definition, which eliminates amortization of deferred financing costs and depreciation of non-real estate assets as items added back to net income when computing FFO.

          1.1.62 "FFO Per Share" means an amount determined with respect to calendar year 1998, 1999 or 2000, as the case may be, equal to the quotient obtained by dividing (i) the FFO generated during such calendar year over (ii) the Outstanding Shares during such calendar year.

          1.1.63    "Fixed Valuation Assets" means the Properties
     (except Acquisition Properties), and Third Party Businesses.

          1.1.64      "Government  Entity"   means   any   court,
     arbitrator,  department, commission, board, bureau,  agency,
     authority,  instrumentality  or  other  governmental   body,
     whether federal, state, municipal, foreign or other.

          1.1.64(a)  "HAP Contracts" means those certain  Housing
     Assistance Payment Contracts listed on Schedule 1.1.64(a).

          1.1.65 "Hazardous Material Activity" means any activity, event, or occurrence at or prior to the Closing involving any Materials of Environmental Concern, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling or corrective or response action to any Materials of Environmental Concern.

          1.1.66 "Intangible Property" means all intangible property (except as expressly excluded elsewhere herein) now or on the Closing Date owned by FDC or a Property Partnership and used in connection with FDC's business or the Assets, including, without limitation, all of their right, title and interest in and to all: goodwill, going concern value, workforce in place, computer systems, proprietary rights, business methods, licenses; approvals; applications and permits issued or approved by any Government Entity and relating to the use, operation, ownership, occupancy and/or maintenance of the Assets; the intangible value in the various Contracts; utility arrangements; Claims against third parties; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records; insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Assets, including rights, if any, to current and past names of any Property; excluding, however, the name "Flournoy" or any derivation thereof; provided, however, that such name shall be licensed to MAAC pursuant to Section 2.5.

          1.1.67 "Intercompany Loans" means the loans by FDC to certain Property Partnerships. The Intercompany Loans will be Assumed Liabilities of the Property Partnerships and an Asset of FDC to be transferred to MAAC in connection with the Merger. The amount of the Intercompany Loans will change prior to the Closing, and FDC shall represent to MAAC the outstanding amount of the Intercompany Loans in connection with the Closing.

          1.1.68    "IRS" means the Internal Revenue Service.

          1.1.69 "K&S" means King & Spalding, special counsel to FDC.

          1.1.70 "Law" means any statute, law, ordinance, rule, regulation or judicial decision of any Government
     Entity.

          1.1.71 "Leases" means, as to each Property, all resident or tenant leases, including, without limitation, all resident or tenant leases which are made by FDC or a Property Partnership after the date hereof and before the Closing as permitted by this Agreement.

          1.1.72 "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. The term "Liabilities" means the aggregate of Liabilities.

          1.1.73 "Lien" means a lien (statutory or otherwise), security interest, mortgage, deed of trust, deed to secure debt, claim, charge, pledge, license, equity, option, conditional sales contract, easement, assessment, levy, covenant, condition, right of way, reservation, restriction, exception, limitation, charge or encumbrance of any nature whatsoever.
          1.1.74 "Litigation" means any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or investigative, by or before any Government Entity.

          1.1.75 "MAAC" has the meaning set forth in the initial paragraph of this Agreement.

          1.1.76 "MAAC Exchange Act Reports" means the following documents filed by MAAC with the SEC since December 31, 1996 and prior to the Closing: (i) MAAC's annual report on Form 10-K for the year ended December 31, 1996, (ii) all quarterly reports on Form 10-Q and 10Q/A and periodic reports on Form 8-K and 8-K/A, (iii) all definitive proxy statements, (iv) all other reports required to be filed by MAAC under the Securities Exchange Act of 1934, and
     (v) all amendments or supplements to any of the foregoing.

          1.1.77    Intentionally Omitted.

          1.1.78    "MAAC Transaction Costs" means all costs  and
     expenses   incurred   by  MAAC  in   connection   with   the
     Reorganization, as described on Schedule 15.5.

          1.1.79 "MAALP" has the meaning set forth in the initial paragraph of this Agreement.

          1.1.80     "MAALP  Partnership  Agreement"  means   the
     Second Amended and Restated Agreement of Limited Partnership of MAALP in the form attached as Exhibit "C," to be revised pursuant to the revisions of Section 6.20.

          1.1.81 "Management Contracts" means all property management agreements, asset management agreements and leasing agreements listed on Schedule 1.1.81 pursuant to which FDC currently provides to unrelated third parties leasing and/or management services with respect to any real property.

          1.1.82 "Material Adverse Effect" means, as the context requires, (i) with respect to FDC, a material adverse effect on the Assets or the financial condition, results of operations, business or prospects of FDC and its Affiliates (including the Property Partnerships) taken as a whole, (ii) with respect to a Property, a material adverse effect on the financial condition, value, marketability, ability to finance, results of operations, business or prospects of such Property, (iii) with respect to a Property Partnership, a material adverse effect on such Property Partnership's Properties or assets or the financial condition, results of operations, business or prospects of such Property Partnership taken as a whole, (iv) with respect to MAAC, a material adverse effect on the assets or the financial condition, results of operations, business or prospects of MAAC, MAALP and their respective Affiliates and subsidiaries, taken as a whole, and (v) with respect to the Reorganization contemplated by this Agreement, a material adverse effect on the consummation thereof.

          1.1.83 "Materials of Environmental Concern" means all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances (as defined in Section 101(14) of CERCLA), or solid or hazardous wastes as now defined and regulated under any Environmental Law.

          1.1.84 "Merger" means the merger of FDC with and into MAAC.

          1.1.85 "Merger Partnership" means each partnership listed in the Steps Memorandum as a Merger Partnership, and "Merger Partnerships" means all such partnerships.

          1.1.86     "Merger Shares" means the shares  of  Common
     Stock issued at Closing pursuant to the Merger.

          1.1.87 "Miscellaneous Balance Sheet Assets" means the aggregate amount of cash and cash equivalents, trading securities, restricted cash, due from affiliates, and other assets set forth on the Valuation Balance Sheet described in
     Section 13.1.1.

          1.1.88 "Miscellaneous Balance Sheet Liabilities" means the aggregate amount of accounts payable, accrued expenses, accrued interest payable, due to affiliates, deferred development income and security deposits set forth on the Valuation Balance Sheet described in Section 13.1.1.

          1.1.89 "ML Agreement" means that certain agreement between FDC and Merrill Lynch & Co. pursuant to which the latter has agreed to perform financial advisory services for FDC in exchange for a fee to be paid upon consummation of the Reorganization.

          1.1.90      "Non-Consenting   Partners"   means   those
     partners of the Property Partnerships who shall not consent to the Reorganization.

          1.1.91 "Order" means any order, writ, injunction, judgment, plan or decree of any Government Entity.

          1.1.92 "Ordinary Contracts" means all contracts to which FDC or any Property Partnership is a party or to which FDC or any Property Partnership is obligated which are or have been entered into in the Ordinary Course of Business and provide for the provision or receipt of services, the sale or purchase of property, or the use of any asset, including, without limitation, service agreements, maintenance contracts, repair contracts, equipment leases, real estate brokerage contracts, agreements to purchase or sell Resale Properties, agreements to purchase equipment, agreements to purchase or sell utility services, sanitation contracts, pest control contracts, security contracts and advertising contracts, but excluding Acquisition Contracts, Construction Contracts, Development Contracts, Management Contracts, the ML Agreement and all Reorganization Contracts.

          1.1.93 "Ordinary Course of Business" means the ordinary course of business of a Person consistent with past practices.

          1.1.94 "Other Assets" means all assets of FDC, an FDC Affiliate or a Property Partnership to be acquired by MAAC or MAALP upon consummation of the Reorganization, except the Properties, the Acquisition Properties, the Contracts, the Core Business Assets, the Intercompany Loans, and the Third Party Business Assets, and including, without limitation, the aggregate of (i) all utility deposits, (ii) all deposits under the Leases, (iii) all other deposits,
     (iv) all prepaid expenses and taxes, (v) all accounts receivable and (vi) all Intangible Property.

          1.1.95 "Outstanding Shares" means the number of shares of Common Stock (but not Series A Preferred Stock or other preferred stock) and Units issued and outstanding during an accounting period determined pursuant to customary accounting practices.

          1.1.96 "Partial Interest Cash Sale" means the sale to MAALP for cash by Cash-Out Partners of their interests in a Surviving Cash-Out Partnership in a transaction necessitated by the existence of Non-Consenting Partners in a Reorganization Step intended as a Partnership Interest Cash Sale.

          1.1.97 "Partial Partnership Interest Exchange" means the contribution by partners of an Exchange Partnership, other than Non-Consenting Partners and FDC, of their interests in an Exchange Partnership to MAALP in exchange for Units in a transaction necessitated by the existence of Non-Consenting Partners in a Reorganization Step intended as a Partnership Interest Exchange.

          1.1.98 "Partnership Interest Cash Sale" means the sale to MAALP (or an Affiliate of MAALP designated by MAALP) for cash of all partnership interests in a Surviving Cash-Out Partnership by one hundred percent (100%) of the partners of such Surviving Cash-Out Partnership.

          1.1.99     "Partnership  Interest Exchange"  means  the
     contribution  to  MAALP  in  exchange  for  Units   of   all
     partnership interests in an Exchange Partnership by all partners of such Exchange Partnership other than FDC.

          1.1.100 "Partnership Merger" or "Partnership Mergers" means singly or collectively, as appropriate, the merger(s) of the Merger Partnerships with and into MAALP.

          1.1.101 "Partnership Plan of Merger" means the Agreement and Plan of Merger between MAALP and a Merger Partnership pursuant to which the Merger Partnership will merge with and into MAALP, the form of which shall be substantially the same as Exhibit "D." Any Reverse Cash Merger shall be consummated pursuant to an agreement and plan of merger that is in substantially the same form as the Partnership Plan of Merger.

          1.1.102 "Partnership Property Transaction" means each transaction involving a Property Partnership described in the Steps Memorandum, and includes any Alternative Reorganization Step in respect of any Property Partnership or Property owned by any Property Partnership.

          1.1.103   "Permitted Exceptions" means:

               (a) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for Taxes or other assessments that are not yet delinquent;

               (b) except as disclosed on the Rent Roll, rights of residents or tenants, as residents or tenants only, under the Leases;

               (c) those existing title matters affecting the Properties described on Schedule 1.1.103(c);

               (d) those matters shown on the Surveys of the Properties described on Schedule 1.1.103(c);

               (e) easements, rights-of-way, covenants and restrictions which are customary and typical for properties similar to the Properties and which do not
          (i) interfere with the ordinary conduct of any Property or the business of FDC or the Property Partnership, as applicable, as a whole or (ii) have a Material Adverse Effect on the Properties to which they apply;

               (f)   the  Existing  Debt,  provided  the  Prepaid
          Mortgage  Debt, Construction and Development Debt,  and
          Credit Line Debt shall be paid off and satisfied by MAAC or MAALP in connection with the Closing;

               (g) any other matter not objected to by MAAC in accordance with Section 6.13 or for which MAAC elects to close notwithstanding such matters in accordance with Section 6.13; and

               (h)  any other matter that is not a Title Defect.

          1.1.104 "Person" means an individual or a corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association, other form of business or legal entity or Government Entity.

          1.1.105 "Personal Property" means all tangible property owned or leased by FDC or a Property Partnership now or on the Closing Date and used in conjunction with FDC's business or the operation, maintenance, ownership and/or occupancy or development of any other Asset, including without limitation: airplanes; furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, construction equipment, maintenance equipment, materials and supplies, shelving and partitions, and any construction and finish materials and supplies not incorporated into any real property as improvements, fixtures, or otherwise, and held for repairs and replacements thereto or development thereof, wherever located.

          1.1.106 "Plan of Merger" means the Agreement and Plan of Merger in respect of the Merger, the form of which shall be substantially the same as Exhibit "E."

          1.1.107 "Prepaid Mortgage Debt" means the debt listed as such on the Debt Schedule.

          1.1.108 "Projected Balance Sheet" means the projected balance sheet attached hereto as Schedule 1.1.108 which the Parties used to establish the Target FFO Per Share amounts.

          1.1.109 "Property" means, for each property described on Schedule 1.1.109, and any Acquisition Property acquired by FDC pursuant to Section 6.4 or 6.5 hereof prior to the Closing, the Real Property, Leases, Personal Property and Intangible Property related to it, and the "Properties" means all of the Properties.

          1.1.110 "Property Contribution" means the contribution to MAALP of an Exchange Property by an Exchange Partnership in exchange for Units in a transaction necessitated by the existence of Non-Consenting Partners in a Reorganization Step intended as a Partnership Interest Exchange.

          1.1.111 "Property Held for Development" means the amount of real estate held for development or sale set forth on the Recent Balance Sheet.

          1.1.112    "Property Partnerships" means  the  Cash-Out
     Partnerships,  the  Exchange  Partnerships  and  the  Merger
     Partnerships.

          1.1.113 "Property Seller Partnership" means each partnership listed in the Steps Memorandum as a Property
     Seller Partnership, and "Property Seller Partnerships" means all such partnerships.

          1.1.114 "Qualified Appraiser" means either (i) a current "Big Six" accounting firm or its successor, (ii) a nationally recognized accounting firm, or (iii) a nationally recognized investment banking or real estate advisory company, provided any such Qualified Appraiser shall have experience in evaluations of U.S. based real estate companies operating as real estate investment trusts. In addition, other entities may be Qualified Appraisers hereunder if MAAC and the Contingent Value Representative mutually approve and agree, acting in their sole discretion, upon such other Qualified Appraisers.

          1.1.115 "REIT" means a real estate investment trust within the meaning of Section 856 of the Code.

          1.1.116 "Real Property" means, as to each Property, the real property comprising such Property, together with all rights, privileges, hereditaments and interests appurtenant thereto including, without limitation: any water and mineral rights, development rights, air rights, easements, and any and all rights of FDC or a Property Partnership in and to any streets, alleys, passages and other rights of way; and all buildings, structures and other improvements located on or affixed to such real property and all replacements and additions thereto.

          1.1.117 "Recent Balance Sheet" means the June 30, 1997 Balance Sheet of the Flournoy Properties Group as set forth in the Consolidated Financials as of that date and for the period then ended, a copy of which is attached hereto as part of the FDC Financial Statements.

          1.1.118    "Recent Balance Sheet Date" means  June  30,
     1997.

          1.1.119 "Redemption Right" means the right of each Person who shall receive Units in the Reorganization, exercisable at any time or from time to time after the date which is six (6) months after the Closing Date, to redeem Units for Common Stock, or, in MAALP's sole discretion, cash, pursuant to the MAALP Partnership Agreement.

          1.1.120    "Registration Rights  Agreement"  means  the
     Registration Rights and Lock-Up Agreement in the form attached as Exhibit "F."

          1.1.121 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Materials of Environmental Concern at or prior to the Closing Date.

          1.1.122 "Rent Roll" means for each Property the rent roll attached as part of Schedule 1.1.122.

          1.1.123     "Reorganization"  means   the   series   of
     transactions   contemplated  hereby  as  more   particularly
     described herein and in the Steps Memorandum.

          1.1.124 "Reorganization Contracts" means the Exchange Agreements, the Plan of Merger, the Partnership Plans of Merger, this Agreement and such other contracts and agreements between MAAC and/or MAALP, on the one hand, and FDC and its Affiliates, the Property Partnerships and/or their partners on the other hand, entered into in connection with the Reorganization.

          1.1.125 "Reorganization Step" means each step in the consummation of the Reorganization, including each step of each transaction described in the Steps Memorandum.

          1.1.126    "Required Title Insurance" means  the  title
     insurance  policies  or  endorsements  listed  on   Schedule
     1.1.126.

          1.1.127 "Resale Properties Purchase Note" means the note payable in respect of the sale of the Resale Properties to the Third Party Service Subsidiary in accordance with the Steps Memorandum, the form of which shall be substantially the same as Exhibit "H."

          1.1.128 "Resale Properties" means the properties held by FDC for resale listed on Schedule 1.1.128.

          1.1.129 "Retained Mortgage Debt" means the debt listed as such on the Debt Schedule.

          1.1.130 "Reverse Cash Merger" means a transaction pursuant to which a newly-formed partnership of which MAALP shall be a 99% limited partner and MAAC or any MAAC Affiliate shall be a 1% general partner shall merge with and into a Surviving Cash-Out Partnership, with the latter surviving the merger, in a transaction necessitated by the existence of Non-Consenting Partners in a Reorganization Step intended as a Partnership Interest Sale.

          1.1.131 "Sale Properties" means the Properties owned by the Property Seller Partnerships as described in the Steps Memorandum.

          1.1.132    "SEC"  means  the  Securities  and  Exchange
     Commission.

          1.1.133   "Securities Act" means the Securities Act  of
     1933, as amended.

          1.1.134   "Shares" means shares of Common Stock.

          1.1.135 "Steps Memorandum" means the Steps Memorandum attached as Exhibit "A" hereto.

          1.1.136    "Survey"  means  each  survey  described  in
     Schedule 1.1.103(c), and "Surveys" means all such surveys.

          1.1.137 "Surviving Cash-Out Partnership" means each partnership listed in the Steps Memorandum as a Surviving
     Cash-Out Partnership, and "Surviving Cash-Out Partnerships" means all such partnerships.

          1.1.138    "Surviving  Cash-Out  Property"  means  each
     Property owned by a Surviving Cash-Out Partnership as described in the Steps Memorandum.

          1.1.139 "Target FFO Per Share" means (i) $3.15 for calendar year 1998, (ii) $3.32 for calendar year 1999, and
     (iii) $3.61 for calendar year 2000.

          1.1.140 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
     Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax" also includes any amounts payable pursuant to any tax sharing agreement to which any relevant entity is liable as a successor or pursuant to contract.

          1.1.141 "Third Party Businesses" means FDC's businesses of (i) managing and/or leasing properties owned by third parties, (ii) developing properties for third parties, and constructing improvements on properties for third parties, (iii) arranging for property acquisitions by third parties, (iv) arranging financing for third parties, and (v) consulting and business services performed for third parties, including without limitation, money management, tax consulting and reporting, asset management, construction
     management  and  other  consulting services.   For  purposes
     hereof,  "third  parties"  shall not  include  any  Property
     Partnership.

          1.1.142 "Third Party Business Assets" means all assets and properties owned by FDC and its Affiliates and used in the conduct of the Third Party Businesses, including, without limitation, the Construction Contracts, the Development Contracts, the Management Contracts, all Ordinary Contracts that are related to the conduct of the Third Party Businesses, and all Resale Properties.

          1.1.143 "Third Party Business Purchase Note" has the meaning set forth in Section 4.1, the form of which shall be substantially the same as Exhibit "G."

          1.1.144 "Third Party Service Subsidiary" means Mid-America Service Company, a Georgia corporation which, upon consummation of the Reorganization, will own the Third Party Business Assets and operate the Third Party Businesses.

          1.1.145 "Title Defect" means any matter, other than a Permitted Exception described in subparagraphs (a) through
     (g)  of  Section  1.1.103(c), which would  have  a  Material
     Adverse Effect on the subject Property.

          1.1.146 "Transaction Documents" means, collectively, the Reorganization Contracts, the MAALP Partnership Agreement, the Plan of Merger, the Registration Rights Agreement, the Resale Properties Purchase Note, the Third Party Business Purchase Note, the Agreements Not to Compete and the various other agreements, certificates and documents executed and delivered in connection with the transactions contemplated hereby.

          1.1.147 "Units" means Class A Common Units of limited partnership interests in MAALP as more fully described in the MAALP Partnership Agreement.

          1.1.148 "Value" means, with respect to a Share, the average of the daily market price of the Common Stock for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the Common Stock is listed or admitted to trading on any securities exchange or the NASDAQ-National Market, the closing price, regular way, on such day; or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by MAAC; or (iii) if the Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by MAAC, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, however, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of a Share shall be determined by the MAAC board of directors acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

          1.1.149 "Valuation Date" means the date on which the Contingent Value Shares are to be valued for purposes of determining the number of Contingent Value Shares to be issued pursuant to Article 5 hereof, which is December 31, 1998, December 31, 1999, December 31, 2000, or the date of the issuance of Contingent Value Shares pursuant to Section
     5.5 hereof, as the case may be.


          ARTICLE 2:  MERGER OF FDC WITH AND INTO MAAC

     2.1 The Merger. On the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement, or waiver of such condition by the appropriate party, FDC shall merge with and into MAAC, with MAAC being the surviving corporation, pursuant to the provisions of, and with the effects provided in, the Plan of Merger, Section 48-21-101, et seq. of the Tennessee Business Corporation Act, as amended, and
Section 14-2-1101, et seq. of the Georgia Business Corporation Code, as amended. As consideration for the Merger of FDC with and into MAAC, the FDC Shareholders shall be entitled to receive
(i) the number of Merger Shares set opposite their respective names in the Allocation Schedule and (ii) such FDC Shareholder's Contingent Value Percentage of the Contingent Value Rights. In addition, by operation of law, MAAC shall assume the Credit Line Debt and the Construction and Development Debt and all other Assumed Liabilities that are Liabilities of FDC as of the Effective Time. The Merger shall be effective upon filing with the Secretary of State of the State of Tennessee and Georgia, respectively, Articles of Merger in compliance with the above-referenced statutes.

     2.2 No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of MAAC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MAAC shall pay to each FDC Shareholder who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such holder's fractional interest by Twenty-Eight Dollars ($28.00).

     2.3 Procedures. Certificates which represent shares of FDC Common Stock that are outstanding at the Effective Time (each, a "Certificate") and are converted into the right to receive Merger Shares upon consummation of the Merger shall, at the Closing, be delivered to MAAC by the holders thereof for cancellation. MAAC shall cause new certificates representing the Merger Shares into which such shares of FDC Common Stock shall have been converted to be issued and delivered to the FDC Shareholders at the Closing. Such certificates shall bear a customary legend noting the fact that the offer and sale of the Merger Shares have not been registered under the Securities Act and that the Merger Shares are subject to transfer restrictions under the Securities Act and the Registration Rights Agreement.

     No holder of FDC Common Stock shall be entitled to exercise any right as a shareholder of MAAC until such holder shall have properly surrendered his Certificate(s) (together with all required documents) as set forth above. No dividend or other distribution payable after the Effective Time with respect to the Merger Shares shall be paid to the holder of any unsurrendered Certificate until the holder thereof properly surrenders such Certificate (together with all required documents), at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of FDC of any shares of FDC Common Stock which were issued and outstanding at the Effective Time and converted into the right to receive Merger Shares pursuant to the provisions of the Plan of Merger. If, after the Effective Time, Certificates are presented for transfer to FDC, they shall be canceled and exchanged for certificates representing the Merger Shares deliverable in respect thereof.

     After the Effective Time, holders of FDC Common Stock shall cease to be, and shall have no rights as stockholders of, FDC other than the right to receive the Merger Shares into which such shares of FDC Common Stock shall have been converted or fractional share payments pursuant to this Agreement and the Plan of Merger.

     Notwithstanding the foregoing, neither MAAC nor FDC nor any other person shall be liable to any former holder of FDC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by MAAC of appropriate and customary indemnification, including, where appropriate, the posting of a bond, MAAC will issue in exchange for such lost, stolen or destroyed certificate Merger Shares of MAAC Stock or the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article 2.

     2.4 Contribution of Certain Assets to MAALP; Retention of Remaining Assets. Immediately after the Effective Time, MAAC shall contribute to MAALP, solely in exchange for Class B Common Units (as defined in the MAALP Partnership Agreement), the Core Business Assets, the Third Party Business Purchase Note and the Resale Properties Purchase Note. MAAC shall retain the Acquisition Properties, the Acquisition Contracts, all interests formerly owned by FDC in the Property Partnerships, the Development Properties, Intercompany Loans and the Other Assets acquired by MAAC in the Merger.

     2.5 Flournoy Name. Immediately prior to the Effective Time, the trade name "Flournoy" or any derivation thereof shall be distributed and assigned by FDC to John F. Flournoy, and FDC shall cause John F. Flournoy to license such trade name or derivation thereof to MAAC and MAALP by MAAC or MAALP for a period terminating on the later to occur of (i) termination of his employment by MAAC or MAALP; (ii) the end of any non-compete period applicable to John F. Flournoy pursuant to his Agreement Not To Compete; or (iii) John F. Flournoy's resignation or removal from MAAC's board of directors. Such license shall be evidenced by a written license agreement in form and substance reasonably acceptable to the parties thereto.


         ARTICLE 3:  PARTNERSHIP PROPERTY TRANSACTIONS

     3.1 Reorganization Steps; Alternative Reorganization Steps. MAAC and MAALP shall acquire the Partnership Properties or interests in the Property Partnerships, as the case may be, in exchange for cash or Units, all in the manner described in Part III of the Steps Memorandum, as augmented by Section 3.3 below. The Parties acknowledge and agree that the Reorganization Steps set forth in the Steps Memorandum assume that there are no Non-Consenting Partners in respect of any Reorganization Step. In the event that there is a Non-Consenting Partner in respect of any Reorganization Step and such consent is required as described in Schedule 7.1.2(b), then, subject to the provisions of Section 6.17, the Parties hereby agree to use their reasonable best efforts to consummate an Alternative Reorganization Step in lieu of the preferred Reorganization Step set forth in the Steps Memorandum, with the particular Alternative Reorganization Step to be agreed upon in good faith by the Parties at the appropriate time, taking into account the relative economic efficiencies and required consents with respect to each Alternative Reorganization Step that might be appropriate in lieu of the preferred Reorganization Step.

     3.2 Consideration for Partnership Property Transactions. The consideration deliverable by MAALP to the partners of the Property Partnerships (other than FDC and Non-Consenting Partners, who will not be entitled to any consideration in respect of any Partnership Property Transaction, except as provided in Section 3.3.4(c)) is described in the Steps Memorandum and set forth on the Allocation Schedule. In addition, at Closing MAALP shall repay in full the Prepaid Mortgage Debt, Construction and Development Debt, and Credit Line Debt, and, to the extent required by the terms of the specific notes, agreements and other documents evidencing the Retained Mortgage Debt in connection with the transfer of interests in the Property Partnerships that are obligors on such Retained Mortgage Debt, MAALP shall assume the Retained Mortgage Debt.

     3.3 Consummation of Specific Reorganization Steps Affecting Partnership Properties. The Steps Memorandum and Allocation Schedule set forth the Reorganization Steps with respect to each Property Partnership and the consideration to be received by each partner thereof (assuming such partner is not a Non-Consenting Partner). The following subparagraphs generically describe the legal obligations of the parties to each type of Reorganization Step and Alternative Reorganization Step, as the case may be, with respect to each Property Partnership and are intended to augment the information in Part III of the Steps Memorandum.

          3.3.1 Partnership Mergers. On the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of such condition, for the consideration described in
     Part III of the Steps Memorandum and the Allocation Schedule, each of the Merger Partnerships shall merge with and into MAALP, with MAALP being the surviving limited partnership, pursuant to the provisions of, and with the effects set forth in, the Partnership Plans of Merger, the Tennessee Revised Uniform Limited Partnership Act, as amended, and the Georgia Revised Uniform Limited Partnership Act, as amended. Any Partnership Merger shall be effective upon filing with the Secretary of State of the State of Tennessee and the State of Georgia, respectively, a
     certificate  of  merger  in  compliance  with   the   above-
     referenced statutes.

          3.3.2 Exchange Transactions; Partial Partnership Interest Exchanges. On the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of any such condition, for the consideration described in Part III of the Steps Memorandum and the Allocation Schedule, MAALP agrees to acquire from each partner of the Exchange Partnerships (except FDC and the Non-Consenting Partners), and FDC agrees to cause all such partners to contribute and transfer to MAALP in exchange for such consideration, all of the outstanding limited partnership interests of each of the Exchange Partnerships owned by such partners, free and clear of any and all Liens.

          3.3.3 Property Contribution. As an Alternative Reorganization Step to the transactions described in Section 3.3.2, in the event that an Exchange Partnership shall have Non-Consenting Partners and MAALP and FDC shall reasonably determine that a Property Contribution is fully authorized and permitted and preferable to a Partial Partnership Interest Exchange, on the Closing Date upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of any such condition, for the consideration described in Part III of the Steps Memorandum and the Allocation Schedule, MAALP agrees to acquire from each such Exchange Partnership, and FDC agrees to cause each such Exchange Partnership to contribute, transfer and convey to MAALP, the Exchange Property owned thereby, by special or limited warranty deed in form and substance reasonably satisfactory to MAALP and BDBC, subject only to Permitted Exceptions.

          3.3.4  Cash-Out  Properties.  The  following  forms  of
     Partnership Property Transactions shall be consummated with respect to the Cash-Out Properties.

          (a) On the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of any such condition, for the consideration described in Part III of the Steps Memorandum and the Allocation Schedule, MAALP agrees to purchase from each Property Seller Partnership, and FDC agrees to cause each Property Seller Partnership to sell and convey to MAALP, the Sale Properties owned thereby, by limited or special warranty deed in form and substance reasonably satisfactory to MAALP and BDBC, subject only to Permitted Exceptions.

          (b) On the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of any such condition, for the consideration described in Part III of the Steps Memorandum and the Allocation Schedule, MAALP agrees to purchase from each partner of the Surviving Cash-Out Partnership, in the case of a Partnership Interest Cash Sale, and from each partner of the Surviving Cash-Out Partnership except Non-Consenting Partners, in the case of a Partial Interest Cash Sale, and FDC agrees to cause each such partner to sell and convey to MAALP or a MAAC Affiliate, as directed by MAALP, in a manner designed to cause such Surviving Cash-Out Partnership to survive, the partnership interests in such Surviving Cash-Out Partnerships owned thereby, by general assignment in form and substance reasonably satisfactory to MAALP and BDBC, free and clear of all Liens.

          (c) As an Alternative Reorganization Step to a transaction described in subparagraph (b) immediately above, if MAALP and FDC shall reasonably determine that a Reverse Cash Merger is fully authorized and permitted and a preferable Reorganization Step with respect to any Surviving Cash-Out Partnership, on the Closing Date, upon satisfaction in full of each condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate party of such condition, for the consideration described in Part III of the Steps Memorandum and the Allocation Schedule, the parties agree to effect a Reverse Cash Merger of each such Surviving Cash-Out Partnership, with the particular Surviving Cash-Out Partnership being the surviving limited partnership, pursuant to the provisions of, and with the effects set forth in, the applicable Partnership Merger Plan, the Tennessee Revised Uniform Limited Partnership Act, as amended, and the Georgia Revised Uniform Limited Partnership Act, as amended, or such other limited partnership statute as shall govern the Surviving Cash-Out Partnership.

          3.3.5 Procedures. No certificate will be issued in respect of any Unit issued pursuant to any Partnership
     Merger, Partnership Interest Exchange, Partial Partnership Interest Exchange or Property Contribution. On the Closing Date, there shall be issued, in book-entry only form, to each partner of each Merger Partnership and Exchange Partnership, other than Non-Consenting Partners or FDC, the number of Units set forth with respect to each such partner on the Allocation Schedule, and each such Person shall have no other evidence of his ownership of Units other than the Allocation Schedule and any confirmation memorandum that may be issued in respect thereof. After the Effective Time of each Partnership Merger or Exchange Transaction (other than a Property Contribution, after consummation of which such Exchange Partnership shall liquidate and dissolve), no partner of any such Merger Partnership or Exchange Partnership shall have any right in respect of such Merger Partnership or Exchange Partnership, and there shall be no further transfers of partnership interests in such Merger Partnership or Exchange Partnership. Notwithstanding the foregoing, neither MAALP, nor any Merger Partnership or Exchange Partnership, nor any other Person shall be liable to any former Property Partnership partner for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          3.3.6 No Fractional Units. Notwithstanding any other provision hereof, no fractional Units and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in connection with any Partnership Merger or Exchange Transaction; instead, MAALP shall pay to each partner of each Merger Partnership and Exchange Partnership (other than Non-Consenting Partners and FDC) whose limited partnership interests shall be converted into or exchanged for Units pursuant to this Agreement who would otherwise be entitled to a fractional Unit an amount, in cash, determined by multiplying such holder's fractional Unit interest by Twenty-Eight Dollars ($28.00).


               ARTICLE 4:  THIRD PARTY BUSINESSES

     4.1 Third Party Businesses Reorganization Steps. The Reorganization Steps in respect of the Third Party Businesses and the Third Party Business Assets are described in Steps 5 through 8 on page 43 and Steps 1 and 2 on page 45 in Part IV of the Steps Memorandum as augmented by the following subparagraphs (a) through (d).

     (a) Immediately prior to consummation of the Merger, FDC will cause FCC to liquidate and dissolve, distributing all its assets and properties to FDC, who shall thereafter contribute and transfer to MAALP a portion of the Third Party Business Assets in consideration of MAALP's issuance to FDC of Units having a value (based on a $28 per Unit price) equal to the agreed upon value of the Third Party Business Assets so contributed.

     (b) Immediately after receipt of the foregoing interest in the Third Party Business Assets, MAALP shall contribute its interest in such Third Party Business Assets to the Third Party Service Subsidiary solely in exchange for one hundred percent (100%) of the non-voting common stock of the Third Party Service Subsidiary, which non-voting common stock shall represent ninety-five percent (95%) of the economic value of all outstanding capital stock of the Third Party Service Subsidiary. Simultaneous therewith, FDC Holdings, L.L.C., a Tennessee limited liability company (which shall always be controlled by George E. Cates or his successors, unless otherwise approved by the Contingent Value Representative), and John F. Flournoy shall each contribute to the Third Party Service Subsidiary cash in an amount equal to two and one-half percent (2 1/2%) of the total economic value of all outstanding capital stock of the Third Party Service Subsidiary solely in exchange for fifty percent
(50%) of the voting common stock of the Third Party Service Subsidiary. The parties intend that the foregoing transfers of property and cash qualify as a transaction described in Section 351 of the Code.

     (c) Immediately after the formation of the Third Party Service Subsidiary described in subparagraph (b) above but prior to the Effective Time of the Merger, FDC shall sell to the Third Party Service Subsidiary the remaining portion of the Third Party Business Assets in exchange for the Third Party Business Purchase Note, the principal amount of which shall be equal to the agreed upon value of such Third Party Business Assets so sold.

     (d) Contemporaneous with the Reorganization Step set forth in subparagraph (c) above, FDC shall bargain, sell and convey the Resale Properties, by special or limited warranty deed in form and substance reasonably satisfactory to BDBC, free and clear of all Liens except Permitted Encumbrances, to the Third Party Service Subsidiary for an aggregate consideration of Four Million Five Hundred Eighty-Nine Thousand Nine Hundred Twenty-Three Dollars ($4,589,923.00) payable by the Third Party Service Subsidiary by delivery of the Resale Properties Purchase Note in the principal amount equal to such amount.


             ARTICLE 5: CONTINGENT VALUE PROVISIONS

     5.1 Contingent Value Rights. In connection with the merger of FDC with and into MAAC as described in Article 2 hereof, MAAC shall issue to the Contingent Value Holders additional Common Stock (the "Contingent Value Shares"), having a Value, determined as of the dates described below, of up to $7,500,000, subject to the following terms and conditions and the provisions of this
Article 5:

          (a) If the Adjusted FFO Per Share for calendar year 1998 exceeds $3.15, MAAC shall issue to the Contingent Value Holders, on or before March 15, 1999, Contingent Value Shares having a Value as of December 31, 1998 of $2,500,000 (the "1998 Contingent Value Shares");

          (b) If (i) the Adjusted FFO Per Share for calendar year 1999 exceeds $3.32 or (ii) the aggregate Adjusted FFO Per Share for calendar years 1998 and 1999 exceeds $6.47, MAAC shall issue to the Contingent Value Holders, on or before March 15, 2000, Contingent Value Shares having a Value as of December 31, 1999 of $2,500,000 (the "1999
     Contingent Value Shares");

          (c) If (i) the Adjusted FFO Per Share for calendar year 2000 exceeds $3.61 or (ii) the aggregate Adjusted FFO Per Share for calendar years 1998, 1999 and 2000 exceeds $10.08, MAAC shall issue to the Contingent Value Holders, on or before March 15, 2001, Contingent Value Shares having a Value as of December 31, 2000 of $2,500,000 (the "2000
     Contingent Value Shares");

          (d) If the 1998 Contingent Value Shares are not issued pursuant to subparagraph (a) above and either (i) the aggregate Adjusted FFO Per Share for calendar years 1998 and 1999 exceeds $6.47 or (ii) the aggregate Adjusted FFO Per Share for calendar years 1998, 1999 and 2000 exceeds $10.08, MAAC shall issue to the Contingent Value Holders, on or before March 15, 2001, Contingent Value Shares having a Value as of December 31, 2000 of $2,500,000, in addition to the 1999 Contingent Value Shares, 2000 Contingent Value Shares and/or 1999 Make-Up Shares which may have been issued pursuant to subparagraphs (b), (c) and (e) hereof (the Contingent Value Shares issued pursuant to this subparagraph
     (d)  are  herein referred to as the "1998 Make-Up  Shares");
     and

          (e) If the 1999 Contingent Value Shares are not issued pursuant to subparagraph (b) above and either (i) the aggregate Adjusted FFO Per Share for calendar years 1999 and 2000 exceeds $6.93 or (ii) the aggregate Adjusted FFO Per Share for calendar years 1998, 1999, and 2000 exceeds $10.08, MAAC shall issue to the Contingent Value Holders, on or before March 15, 2001, Contingent Value Shares having a Value as of December 31, 2000 of $2,500,000 (the "1999 Make-Up Shares"), in addition to any 1998 Contingent Value Shares, 2000 Contingent Value Shares and/or 1998 Make-Up Shares which may have been issued pursuant to subparagraphs
     (a), (c) and (d) hereof.

     5.2 Allocation of Contingent Value Rights. The Contingent Value Shares issued to the Contingent Value Holders pursuant to this Article 5 shall be allocated among the Contingent Value
Holders  in  accordance  with their respective  Contingent  Value
Percentages.

     5.3 Adjusted FFO Per Share. The Parties have established the Target FFO Per Share amounts based upon the Projected Balance Sheet, including the following assumptions set forth therein: (i) the amount of Outstanding Shares, which includes Common Stock and Units (the "Outstanding Share Assumption"); (ii) the amount of Outstanding Series A Preferred Stock; (iii) the leverage, capital structure, debt structure, and amount of outstanding debt; (iv) the debt amortization payments; (v) interest rates; and (vi) the mix between acquisition and development properties (the assumptions described in (ii) - (vi) above, together with similar assumptions reflected in the Projected Balance Sheet, are herein collectively referred to as the "Financial Assumptions"). In the event the amount of the Outstanding Shares during any calendar year 1998, 1999, or 2000 differ from the Outstanding Share Assumption, then the FFO Per Share for such calendar year shall be adjusted, up or down, to the extent necessary to reasonably, fairly and in good faith reflect the FFO Per Share which would have been realized during such calendar year if the Outstanding Share Assumption was, in fact, true throughout such calendar year pursuant to the procedures hereinafter provided; and in the event the balance sheet of MAAC and MAALP or any other facts or circumstances during any calendar year 1998, 1999 or 2000 differ from the Financial Assumptions set forth in the Projected Balance Sheet and result in a lesser FFO Per Share, then the FFO Per
Share for such calendar year shall be increased (but not decreased) to the extent necessary to reasonably, fairly and in good faith reflect the increased FFO Per Share which would have been realized during such calendar year if the Financial Assumptions were, in fact, true throughout such calendar year (such adjusted FFO Per Share described in this Section 5.3 is herein referred to as the "Adjusted FFO Per Share"). If, at any time or from time to time, the Contingent Value Representative shall reasonably determine that there has been a change of circumstances that has changed the Outstanding Share Assumption or Financial Assumptions, then MAAC shall cause a new Projected Balance Sheet and recomputation of Adjusted FFO Per Share to be prepared. The Contingent Value Representative and MAAC shall use their reasonable best efforts to agree upon all numbers in the new Projected Balance Sheet and upon the Adjusted FFO Per Share. If the Contingent Value Representative and MAAC cannot agree upon the Adjusted FFO Per Share for any calendar year 1998, 1999 or 2000, then either party may, upon ten (10) days notice to the other party, request the Board of Directors of MAAC to appoint an independent committee of outside directors (the "Independent Committee") to recommend an amount of the Adjusted FFO Per Share. In the event the Contingent Value Representative does not approve in writing the Adjusted FFO Per Share recommended by the Independent Committee, then the Contingent Value Representative shall have the right to have the Adjusted FFO Per Share determined by arbitration in the manner set forth in Section 5.4 below.

     5.4    Arbitration.   In  the  event  the  Contingent  Value
Representative does not approve the Adjusted FFO Per Share recommended by the Independent Committee pursuant to Section 5.3 above, then the Contingent Value Representative shall have the right to request binding arbitration of the Adjusted FFO Per
Share as hereinafter provided. In such event, the Adjusted FFO Per Share shall be determined by a Qualified Appraiser selected by agreement between MAAC and the Contingent Value Representative within fifteen (15) days after notice from the Contingent Value Representative to MAAC requesting such arbitration; provided, however, in the event MAAC and the Contingent Value Representative cannot agree upon the selection of a Qualified Appraiser on or before the end of said fifteen (15) day period, then the Adjusted FFO Per Share shall be determined by a committee of three (3) Qualified Appraisers chosen as follows: one (1) Qualified Appraiser shall be chosen by MAAC within fifteen (15) days after the end of said fifteen (15) day period; the second (2nd) Qualified Appraiser shall be chosen by the Contingent Value Representative within fifteen (15) days after the end of said fifteen (15) day period; and the third (3rd) Qualified Appraiser shall be chosen by the two (2) Qualified Appraisers chosen as aforesaid; provided, however, if such two
(2) Qualified Appraisers cannot agree on such third Qualified Appraiser within ten (10) days after the appointment of the last of such two (2) Qualified Appraisers, then such third Qualified Appraiser shall be chosen by the American Arbitration Association within fifteen (15) days after the end of said ten (10) day period. Each Qualified Appraiser shall make an independent determination of the Adjusted FFO Per Share, and the Adjusted FFO Per Share to be utilized and applied hereunder shall be the average of the two (2) determinations closest in amount. The cost and expenses of a single Qualified Appraiser and the third Qualified Appraiser, if three (3) are used, shall be shared equally by MAAC and the Contingent Value Holders, and, in the event three (3) Qualified Appraisers are used, each Party shall pay the cost and expenses of the Qualified Appraiser picked by such Party. The Qualified Appraisers shall be required to deliver their respective appraisals of Adjusted FFO Per Share within thirty (30) days after the appointment of all Qualified Appraisers. The determination of the Adjusted FFO Per Share hereunder shall be final and binding on MAAC and the Contingent Value Holders.

     5.5 Major Transaction and Change in Control. Notwithstanding anything contained in this Article 5 to the contrary, in the event there is (i) a merger, consolidation, combination, contribution of assets, or other similar transaction involving MAAC or MAALP or any Affiliate of MAAC or MAALP and a publicly traded REIT, private REIT or other entity where MAAC, MAALP or any Affiliate of MAAC or MAALP is not the surviving entity, or a sale of all or substantially all of the assets of MAAC or MAALP (collectively, a "Major Transaction") or (ii) a change in the management or control of MAAC so that either
(a)  any  three (3) of the six (6) officers of MAAC described  on
Schedule 5.5 are no longer responsible for the management and operation of MAAC for any reason, even if resulting from the death or incapacity of such officers, or (b) John F. Flournoy is removed from the Board of Directors of MAAC, unless due to his death or incapacity or "for cause" (as defined in his Agreement Not to Compete), or (c) any four (4) members of the current Board of Directors of MAAC (after admission of John F. Flournoy) are removed from such Board of Directors, even if resulting from the death or incapacity of such members (any such event described in (a), (b) or (c) above being referred to herein as a "Change in Control"), and such Major Transaction or Change in Control occurs on or before the end of calendar year 2000, then the Contingent Value Rights shall fully vest, and after such Major Transaction or Change in Control, and MAAC, its successors or assigns shall promptly issue to the Contingent Value Holders Contingent Value Shares having a Value, determined as of the date of the issuance of such Contingent Value Shares, equal to the difference of (i) $7,500,000 less (ii) the Value, determined as of the Valuation Date when issued, of any Contingent Value Shares issued to the Contingent Value Holders prior to such Major Transaction or Change in Control of MAAC.

     5.6 Transfer of Contingent Value Rights. The Contingent Value Holders shall have the right to transfer, convey or assign all or any portion of the Contingent Value Rights held by the Contingent Value Holders to any Person without the consent or approval of MAAC, in which event such transferees or assignees shall be deemed Contingent Value Holders hereunder.

     5.7 Enforceability. The provisions of this Article 5 shall survive the Closing and be binding upon MAAC and inure to the benefit of and be enforceable by the Contingent Value Holders after the Closing.


                     ARTICLE 6:  COVENANTS

     6.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its reasonable best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement, to cause the conditions to Closing to be satisfied, and to facilitate the consummation of the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of all Transaction Documents. Notwithstanding anything contained in this Agreement to the contrary, any action to be taken hereunder by FDC with respect to a Property Partnership is subject to the provisions of Section 6.17 and to FDC's fiduciary duty to its partners in such Property Partnership and the restrictions, limitations or other provisions contained in the partnership agreement or any other agreement relating to such Property Partnership.

     6.2 Preservation of Business. (a) From the date of this Agreement until the Closing Date, subject to the provisions of
Section 6.17 and except for Reorganization Steps contemplated to occur prior to consummation of the Reorganization, FDC (i) shall operate, and shall use its reasonable best efforts to cause the Property Partnerships to be operated, only in the Ordinary Course of Business, and shall not, without MAAC's prior written consent, engage in any transaction outside the Ordinary Course of Business except as otherwise permitted herein, (ii) shall not, without
MAAC's prior written consent, sell or list for sale any of the Properties or any of its interests in the Property Partnerships, except for sale of Resale Properties in the Ordinary Course of Business, (iii) shall use its reasonable best efforts to preserve the Assets, including the goodwill, going concern value, employee base, systems and advantageous relationships of FDC and the Property Partnerships with residents, customers, suppliers, independent contractors, employees and other Persons material to the operation of the Properties and the Third Party Businesses,
(iv) shall perform its, and shall use its reasonable best efforts to cause the Property Partnerships to perform their respective, material obligations under the Leases and other material agreements affecting FDC or the Properties, (v) shall perform FDC's material obligations, and use its reasonable best efforts to cause the Property Partnerships to perform their material obligations, under all Contracts, and (vi) shall not take or permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate in any material respect or any of the covenants made by it to be breached in any material respect. Without limiting the foregoing, without MAAC's prior written consent, FDC will not cause or permit any default to occur under the Existing Debt or cause or permit any increase in the outstanding aggregate principal balance thereof from the date hereof until the Closing; provided, however, that (i) the outstanding principal amount of any Construction and Development Debt may be increased to fund expenditures made in conformity with the Development Budget and Schedule, and (ii) the outstanding principal amount of the Credit Line Debt may be increased to fund the closing of the Acquisition Contracts in accordance with Section 6.4, and for other working capital purposes consistent with operating in the Ordinary Course of Business. FDC shall continue to maintain and shall cause each Property Partnership to continue to maintain all insurance policies referred to in Section 7.1.13 in full force and effect up to and including the Closing Date. If FDC or any Property Partnership contemplates entering into any transaction or agreement or taking any other action requiring MAAC's prior written consent under this Agreement, then FDC shall give MAAC notice of such proposed transaction or agreement a reasonable time in advance of the proposed effective date thereof, and MAAC shall have three (3) business days in which to respond in writing either affirmatively or negatively. If MAAC shall fail to so respond, then MAAC's consent will be irrebuttably presumed. In no event shall MAAC's consent to any such transaction, agreement or other action be unreasonably withheld.

     (b) From the date of this Agreement until the Closing Date, MAAC and MAALP (i) shall cause their respective properties (and the properties owned by their Affiliates) to be operated only in the Ordinary Course of Business, (ii) shall use its reasonable best efforts to preserve the goodwill, going concern value, employee base, systems and advantageous relationships of MAAC and MAALP and their Affiliates with residents, customers, suppliers, independent contractors, employees and other Persons material to the operation of MAAC, MAALP, their respective properties and Affiliates, (iii) shall perform its, and cause their Affiliates to perform their, material obligations under the leases and other material agreements affecting their respective properties, and
(iv) shall not take or permit any action or omission which would cause any of MAAC's or MAALP's representations or warranties contained herein to become inaccurate in any material respect or any of the covenants made by it to be breached in any material respect.

     6.3 Consents and Approvals. Subject, in respect of FDC, to the provisions of Section 6.17, each Party shall use its reasonable best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the consents required for FDC listed on Schedule 7.1.2(b) and shall make all filings, applications, statements and reports to all Government Entities and other Persons which are required to be made prior to the Closing Date by or on behalf of such party or any of their Affiliates pursuant to any applicable Law or contract in connection with this Agreement and the transactions contemplated hereby. It is contemplated that HUD may require the completion of certain maintenance and/or capital improvements in connection with its approval of the assumption of certain HUD loans, and the obligation and costs related thereto shall be an Assumed Liability.

     6.4 Purchase of Acquisition Properties. FDC shall use its reasonable best efforts to close on each Acquisition Contract and acquire each Acquisition Property in accordance with the closing dates set forth on Schedule 1.1.1. FDC will make available copies of all material correspondence or other documentation with respect to any Acquisition Contract promptly upon receipt by FDC, and will confer with MAAC in all material decisions with respect to the due diligence, documentation and closing of any Acquisition Contract. FDC may incur additional Credit Line Debt in connection with the acquisition of the Acquisition Properties.

     6.5 Additional Acquisitions. From the date hereof until the Closing, except as provided in Section 6.4 and Section 6.17 and subject to FDC's fiduciary duties under the partnership agreement of each Property Partnership, FDC shall not, and shall use its reasonable best efforts to not allow any Property Partnership to, enter into a binding contract for the acquisition of, nor acquire, any real property or a material amount of other assets, whether by purchase of assets or stock, merger, consolidation or other business combination, without MAAC's prior written consent. If FDC identifies any potential acquisition, it shall consult with MAAC prior to the end of any applicable inspection or due diligence period and MAAC shall advise FDC promptly (and prior to the end of any such period) whether or not it supports such acquisition opportunity. The parties shall cooperate in pursuing any acquisition opportunity agreed on by both parties, and if FDC enters into a binding contract, with MAAC's consent, for an acquisition, the parties shall enter into any necessary technical amendment to this Agreement. If MAAC does not so consent to such a contract with a Property Partnership, subject to the provisions of Section 6.17, prior to the Closing FDC shall cause any Property Partnership that is a party to any such contract to transfer the contract to a third party and obtain a full release of the Property Partnership from any obligation thereunder. FDC shall not transfer to MAAC any such new contract to which FDC is a party if MAAC has not consented to such contract.
     6.6  Intentionally Omitted.

     6.7 Retention of Employees. FDC agrees to use its reasonable best efforts to persuade each FDC employee, except for those FDC employees who FDC and MAAC shall mutually agree to discharge at or before Closing, to continue employment with MAAC or a MAAC Affiliate immediately following the Closing. MAAC agrees to retain or cause a MAAC Affiliate to hire each such employee, other than those who are discharged in accordance with the preceding sentence, immediately following the Closing, provided that such employee does not engage in malfeasance prior to the Closing. MAAC and MAALP shall be responsible for all reasonable severance compensation agreed upon by the Parties, if any, for those FDC employees whose employment is terminated in accordance with this Section 6.7. Nothing herein is intended to make any employee hired by MAAC or any MAAC Affiliate other than an employee at will.

     6.8 MAAC Disclosure Document. FDC and MAAC agree to cooperate in preparing and distributing to each partner of each Property Partnership and each FDC Shareholder, as promptly as practicable following the execution of this Agreement, a disclosure document jointly prepared by MAAC and FDC for use by such partners and FDC Shareholders in determining whether to consent to the Reorganization contemplated by this Agreement and to receive Merger Shares or Units at the Closing. FDC agrees to supply information for the disclosure document concerning FDC, the Properties, the Property Partnerships, the solicitation of consents to the Reorganization from the partners of the Property Partnerships and the allocation among the FDC Shareholders and the partners of the Property Partnerships of the Merger Shares and Units to be delivered by MAAC and MAALP, respectively, in connection with the Reorganization. MAAC agrees to supply information concerning MAAC, MAALP, their respective properties and businesses, the pro forma effect of the Reorganization and the securities being offered by MAAC or MAALP pursuant to the Reorganization. The information provided by FDC for inclusion in the disclosure document is referred to hereinafter as the "FDC Information" and the information provided by MAAC for inclusion in the disclosure document is referred to hereinafter as the "MAAC Information." FDC and MAAC each shall advise the other if it becomes aware of any additional information that should be included in the FDC Information or the MAAC Information, respectively, for inclusion in the disclosure document or a supplement thereto. FDC covenants that the FDC Information shall not, and MAAC covenants that the MAAC Information shall not, contain any untrue statement of material fact or omit to state any material fact required to be stated or necessary to make the FDC Information or the MAAC Information, respectively, that is included in the disclosure document, in light of the circumstances under which it was made, not misleading. MAAC acknowledges that FDC is not offering securities as an issuer in connection with the transactions contemplated by this Agreement, and nothing herein is intended to make FDC liable as an issuer of securities, and that FDC is not making any representation or determination as to the adequacy of such disclosure document with respect to the issuance of, or the legality of the issuance of, any securities in connection with the transactions contemplated herein. FDC acknowledges that nothing herein is intended to impose on MAAC, or relieve FDC of, any liability with respect to FDC's fiduciary duties in connection with obtaining consents from the partners of the Property Partnership in order to consummate the Reorganization.

     6.9 Exclusivity. (a) Subject to the provisions of Section 6.17, unless and until this Agreement is terminated pursuant to its terms, FDC shall not, directly or indirectly, through any officer, director, partner, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any FDC Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of any such inquiry or with a view toward soliciting or consummating an FDC Competing Transaction, or agree to or endorse any FDC Competing Transaction, or authorize or knowingly permit any of the officers, directors, partners or employees of such party or any of its Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by such Party or any of such Party's Affiliates to take any such action. FDC shall notify MAAC orally (within one Business Day after FDC obtains knowledge of same) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which FDC or any officer, director, partner, agent, or other Person may receive relating to any of such matters. An "FDC Competing Transaction" means the sale by FDC or any Property Partnership of any equity interest in FDC or such Property Partnership or the sale or other transfer by FDC or such Property Partnership of its assets or business, in whole or in part, whether through direct sale, merger, consolidation, asset sale, exchange, recapitalization, other business combination, liquidation, or other action out of the Ordinary Course of Business.

     (b) Unless and until this Agreement is terminated pursuant to its terms, MAAC shall not, without the advance written consent of FDC, directly or indirectly, through any officer, director, partner, agent or otherwise, negotiate, undertake or consummate a MAAC Competing Transaction. A "MAAC Competing Transaction" means any business combination, whether through a direct purchase, merger, consolidation, asset purchase, exchange, recapitalization, other business combination, or other acquisition or sale, where the other party is either (i) a publicly-traded REIT, or (ii) a privately-held REIT or other entity that owns and operates multifamily residential properties, provided that in the case of any entity described in clause (ii), the entity shall own or control more than 2,500 apartment units and the transaction consideration, consisting of the sum of all equity, debt and cash issued by MAAC or its Affiliates in such transaction, plus debt assumed, shall exceed $100,000,000; excluding, however, an unsolicited tender or exchange offer that is either opposed by MAAC's Board or Directors or with respect to which MAAC's Board of Directors makes no recommendation.

     6.10 Obligation to Supplement Information. From time to time prior to the Closing, FDC, on the one hand, and MAAC on the other, will promptly disclose in writing to the other Party any matter hereafter arising or discovered which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed by any Party or which would render inaccurate any representation or warranty by any Party. Additionally, FDC agrees to provide MAAC with prompt written notice of any matter hereafter arising or discovered which could have a Material Adverse Effect on FDC, any Property or Property Partnership, and MAAC agrees to provide FDC with prompt written notice of any matter hereafter arising or discovered which could have a Material Adverse Effect on MAAC. No information provided to a Party pursuant to this Section 6.10 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

     6.11 Access to Information; Environmental Audits. At all times before the Closing, FDC shall provide MAAC, its agents, employees, consultants, and representatives, with continuing and reasonable access to all files, books, records and other materials in FDC's possession or control relating to the Assets and the business and operations of FDC and the right to examine, inspect and make copies of such materials as appropriate (including for the purpose of reviewing or preparing pro forma financial statements required pursuant to Article 11 of Regulation S-X of the SEC). During such period, FDC shall also provide for such parties to have reasonable physical access to the Properties for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including sampling and invasive testing for the presence of Materials of Environmental Concern performed in connection with Phase I and Phase II environmental audits), feasibility studies and any other inspections, studies or tests reasonably required by them, provided, however, that MAAC shall obtain FDC's prior approval (which shall not be unreasonably withheld) for any invasive testing. With reasonable advance notice to FDC, MAAC may conduct a "walk-through" of resident units upon appropriate notice to residents and subject to the rights of residents. In the course of its investigations, MAAC may make inquiries to third parties, including, without limitation, contractors, property managers, lenders, residents and Government Entities. MAAC shall keep the Properties free of any Liens claimed by MAAC's contractors or consultants in connection with such entry and will indemnify, defend and hold FDC and the Property Partnerships harmless from all Claims and Liabilities caused by MAAC, its contractors or consultants that are asserted against or incurred by FDC as a result of such entry and investigation. Any Liability or loss and expense related to a condition of any Property discovered or disclosed by MAAC or any consultant or contractor of MAAC in connection with such investigation is not a Liability that is covered by this indemnity. At all times before the Closing, MAAC and MAALP shall provide FDC and its agents, employees, consultants, and representatives, with continuing and reasonable access to all files, books, records and other materials in MAAC's or MAALP's possession or control relating to the business and operations of MAAC, MAALP and their respective Affiliates, and the right to examine, inspect and make copies of such materials as appropriate. During such period, MAAC and MAALP shall also provide for such parties to have the same access to their properties as FDC shall have granted under this Section 6.11. No investigation made by a party shall limit, qualify or modify any representation, warranty, covenant or agreement made by another party hereunder, notwithstanding the knowledge and information obtained as a result of any such investigation, but if a party discovers as a result of any investigation made by it prior to the Closing that any representation or warranty made herein by the other party is materially inaccurate, it shall promptly notify and advise the other party.

     6.12 Monthly Updates of Rent Rolls and Operating Statements.
FDC will promptly provide MAAC, upon reasonable request, with monthly updates of the Rent Roll and operating statements for the Properties.

     6.13 Title Matters; Title Defects. MAAC and MAALP have approved the Permitted Exceptions as of the date of this Agreement. In the event that either MAAC or FDC shall discover prior to the Closing any matter affecting title to any Property that would be a Title Defect as defined herein, MAAC shall give FDC written notice of such matter no later than three (3) business days after first discovering or receiving notice from FDC of same, as the case may be, of its objection to such matter. If MAAC shall not object in writing within such time period, then such matter shall become a Permitted Exception. If MAAC shall object in writing within such time, then such matter shall be a Title Defect. FDC shall notify MAAC in writing within ten (10) days of receipt of MAAC's notice if FDC intends to cure any Title Defect. If FDC elects not to cure such Title Defect, MAAC shall have ten (10) days after receipt of FDC's notice to elect to (i) waive such Title Defect and proceed to close the Reorganization, subject to such Title Defect, (ii) designate the affected Property an Excluded Property pursuant to Section 6.16 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement. If MAAC fails to respond within said ten (10) day period, MAAC shall be deemed to have waived such Title Defect as provided in (i) above. If FDC elects to cure or cause a Property Partnership to cure such a Title
Defect, FDC or the Property Partnership, as the case may be, shall use diligent efforts to cure the Title Defect by the Closing Date (as it may be extended as provided below), which may include insuring over or bonding off such Title Defect at FDC's expense, but neither the Property Partnership nor FDC shall be required to spend any money or bring any legal action to cure any such Title Defect (other than the payment of any amount necessary to satisfy, insure or bond over a monetary Lien). FDC or the Property Partnership, as the case may be, shall have at least thirty (30) days to cure any Title Defect, and, if the Closing Date shall fall within such period during which FDC may cure such Title Defect, then the Closing Date shall be postponed for a period up to thirty (30) days (but not beyond December 31, 1997) in order to give sufficient time to satisfy, release, cure or remove such Lien or exception. Upon the cure, removal, insurance over or bonding off of any such Title Defect, the Closing Date shall be scheduled upon ten (10) days prior written notice to FDC but in no event earlier than the original Closing Date, notwithstanding such Title Defect. If FDC or the Property Partnership, as the case may be, is unable to cure, remove, bond off or otherwise dispose of any such Title Defect on or before the Closing, as the Closing may be extended as provided above, then MAAC shall have the right to choose among the options described in (i)-(iii) above in this Section 6.13. The obligations of FDC set forth in this Section 6.13 with respect to Property Partnerships are subject to Section 6.17.

     6.14 Damage. FDC shall promptly give MAAC written notice of any damage to any Property, describing such damage whether such damage is covered by insurance and the estimated cost of repairing such damage. The obligations of FDC set forth in this
Section 6.14 with respect to Property Partnerships are subject to the provisions of Section 6.17.

          (a) If such damage does not render untenantable more than thirty percent (30%) of the apartment units within an affected Property, (i) FDC or the Property Partnership shall, to the extent possible, begin repairs prior to the
     Closing, (ii) at the Closing, the successor owner of the affected Property after the Reorganization shall receive all insurance proceeds not applied to the repair of any such Property prior to the Closing (including rent loss insurance applicable to any period from and after the Closing) due to FDC or a Property Partnership for the damage, together with an assignment of any unsettled insurance claim, and (iii) after the Closing, such successor owner shall assume the responsibility for the repair after the Closing. Such successor owner shall be entitled to any excess of the proceeds of insurance over and above the actual cost of repair and restoration. No modification to the Allocation Schedule shall result from such event.

          (b) If such damage renders untenantable more than thirty percent (30%) of the apartment units within a Property, MAAC may elect by notice to FDC given within twenty (20) Business Days after MAAC is notified of such damage (and the Closing shall be extended, if necessary, to give MAAC such twenty (20) Business Day period to respond to such notice) to (i) proceed in the same manner as in the case of damage described in subparagraph (a) above, or (ii) designate the affected Property an Excluded Property pursuant to Section 6.16 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement. Any waiver of the matters addressed in this Section 6.14 pursuant to clause (i) above shall be deemed an election by MAAC, FDC and/or the affected Property Partnership to follow the procedures described in subparagraph (a) of this Section 6.14.

     6.15 Condemnation. FDC will give MAAC prompt written notice of the institution or threat of any exercise of the power of eminent domain on any Property or portion thereof. If the exercise of such power of eminent domain would result in a taking of more than thirty percent (30%) of the rentable apartment units at such Property, MAAC may elect by notice to FDC given within twenty (20) Business Days after MAAC shall have received the notice of such institution or threat (and the Closing shall be extended, if necessary, to give MAAC such twenty (20) Business Day period to respond to such notice) to (i) proceed with the Closing and receive any condemnation award or proceeds from any such proceeding, without modification in the Allocation Schedule, or (ii) designate the affected Property an Excluded Property pursuant to Section 6.16 hereof, provided the Defective Property Basket is not exceeded, or (iii) if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement.

     6.16 Defective Property Basket. In the event that the number of apartment units within all of the Excluded Properties designated pursuant to Sections 6.13, 6.14, 6.15, 7.6 and 10.1 hereof is less than one thousand (1,000) units, then FDC, MAAC and MAALP will remain obligated to consummate the Reorganization in accordance with this Agreement notwithstanding such matters, assuming satisfaction in full of each other condition set forth in Articles 10 and 11 of this Agreement or waiver by the appropriate Party of any such condition. In such event, (i) the Excluded Properties shall no longer be deemed part of the Properties hereunder, (ii) the Steps Memorandum shall be amended to delete the Excluded Properties and any Reorganization Step relating thereto, which shall no longer be part of the
Reorganization, and (iii) the Allocation Schedule shall be amended to delete the Excluded Properties and any consideration or value relating thereto (whether in the form of cash, Units or Shares) otherwise payable or issuable to any Person, and such deleted consideration shall not be paid or issued at the Closing. If an Excluded Property consists of a Property held by FDC, or if the Property is owned by a Property Partnership in which FDC has an interest, then FDC shall, prior to closing, sell or otherwise distribute such Property or interest prior to Closing, so that such Excluded Property or interest therein shall not be held by FDC at Closing.

     6.17 Lack of Control over Property Partnerships. FDC has not obtained from the partners of the Property Partnerships the consents described elsewhere in this Agreement (including the Schedules). The parties acknowledge that this Agreement is not binding upon the Property Partnerships or any of their partners, and FDC does not control the ability or obligation of certain Property Partnerships to satisfy the conditions or otherwise comply with the covenants and agreements set forth in this Agreement or to consummate the Reorganization. Nothing contained herein shall obligate FDC to commit any act or do any thing which, in the reasonable opinion of counsel, would cause FDC to violate any fiduciary obligation to any Property Partnership or its partners, or to take any action in violation of any partnership agreement of any Property Partnership or any other agreement relating thereto. Subject to the foregoing, FDC shall use its reasonable best efforts to obtain all required consents and to cause the obligations hereunder to be performed; provided, however, that except for the direct obligations of FDC under this Agreement, (i) FDC shall not be required to expend any of its own corporate funds or bring any legal action in connection with obtaining such consents or causing such performance, and (ii) FDC will have no liability whatsoever to MAAC or MAALP for failure to obtain such consents or cause such performance.

     6.18 Tax Covenants.

     6.18.1 Transfer of Assets after Merger. Without the advance written consent of the Contingent Value Representative for a period of two years after consummation of the Merger, MAAC shall not (i) transfer to MAALP or any other entity that is not a Qualified REIT Subsidiary within the meaning of Section 856(i) of the Code any of the Assets received by MAAC in connection with the Merger except to the extent described in the Steps Memorandum, or (ii) otherwise dispose of any such Asset in a taxable transaction except in the Ordinary Course of Business.

     6.18.2 Election under IRS Notice 88-19. In its first federal income tax return after consummation of the Reorganization, MAAC shall make an election under IRS Notice 88-19 to apply the principles of Section 1374 of the Code to defer the recognition of any "built-in gain" of FDC to which MAAC succeeds by reason of the Merger.

     6.18.3 Services to Residents. To the extent that the Parties determine that any services currently provided to the residents and tenants of the Properties would be non-customary services, and such services would, in the reasonable judgment of the tax advisors to FDC and MAAC, after Closing jeopardize MAAC's qualification as a REIT under the Code for 1997 or subsequent tax years, then FDC shall cooperate in good faith with MAAC and MAALP to restructure any non-customary services in such manner that such services would not jeopardize MAAC's REIT qualification.

     6.19 FDC ERISA Compliance. FDC shall take all action reasonably requested by MAAC to cause each employee benefit plan listed on Schedule 7.1.16, including, without limitation, its "phantom stock" plan and any 401(k) benefit plan, to comply in all material respects with the provisions of ERISA and the Code.

     6.20 Revisions to MAALP Partnership Agreement. On or before the Closing and prior to the execution thereof, MAAC and MAALP shall cause the MAALP Partnership Agreement to be revised to reflect the following, with such revisions to be reasonably acceptable to the Parties: (i) a prohibition on the sale of any of the Properties (except Cash-Out Properties) owned by MAALP, directly or indirectly through interests in Property
Partnerships,  for a period of two (2) years after  the  Closing;
(ii) the agreement of MAAC, as the general partner of MAALP, to use its reasonable best efforts to cause MAALP to effect all dispositions of the foregoing Properties pursuant to non-taxable exchanges in accordance with Section 1031 or any successor provision of the Code; (iii) the addition of a provision granting to any limited partner of MAALP the right to elect to be obligated to restore any negative balance in such partner's capital account (up to a maximum amount designated by such partner) upon the liquidation of such partner's interest in the Partnership; (iv) revisions to certain provisions to properly reflect the allocation of profits and losses among the partners of MAALP; (v) the agreement of MAAC, as the general partner of MAALP, to use its reasonable best efforts to manage and operate the assets of MAALP, and to make distributions of "Distributable Cash" (as defined in the MAALP Partnership Agreement) from time to time, so as to distribute to the limited partners of MAALP an amount equal to the product of (x) the cash dividend per Share of Common Stock of MAAC (including any dividend designated as a capital gain dividend pursuant to Section 857(b)(3)(C) of the
Code) multiplied by (y) the number of Shares of Common Stock of MAAC which would be issuable to limited partners of MAALP upon the exercise of Redemption Rights with respect to all Units held by the limited partners; and (vi) a clarification that the definition of the "REIT Shares Amount" described therein shall be adjusted in the event MAAC declares or pays a stock dividend, subdivides its Common Stock, or combines its Common Stock into a smaller number of Shares.


           ARTICLE 7: REPRESENTATIONS, WARRANTIES AND
                    FURTHER COVENANTS OF FDC

     FDC hereby represents, warrants and covenants to MAAC and MAALP as of the date of this Agreement and the Closing as follows. All representations made in this Article 7 shall survive the Closing for a period of one (1) year. All representations that are made "to FDC's knowledge" means to the actual knowledge of the individuals listed on Schedule 7.0 attached hereto without any duty or obligation to inquire as to such matters. FDC represents that such individuals are the appropriate individuals who, in the course of their duties, would normally be aware of material issues and facts affecting the Properties, the Other Assets, the Property Partnerships and FDC. All representations and warranties with respect to the Rent Roll are made as of September 1, 1997.

     7.1  As to FDC and the Property Partnerships.

     7.1.1   Due  Incorporation,  etc.   FDC  and  each  Property
Partnership  is  duly  organized, validly existing  and  in  good standing under the Laws of the State of Delaware, Georgia, Massachusetts or Tennessee, as applicable, with all requisite power and authority to own, lease, operate and sell their assets and to carry on their businesses as they are now being conducted. FDC and each Property Partnership is in good standing as a foreign entity authorized to do business in each jurisdiction where they engage in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect. Neither FDC (except for its interests in the Property Partnerships) nor any Property Partnership will hold as of the Closing any interest in any security issued by any other Person. The states in which each Property Partnership is qualified to do business are listed on
Schedule 7.1.1(b). The parties understand that certain Property Partnerships may terminate for tax purposes, pursuant to the applicable tax laws, upon consummation of the Reorganization.

     7.1.2  Due Authorization; Consents; No Violations.

     (a) FDC has full power and authority (subject to receipt of the consents referred to in Sections 7.1.2(b)) to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by FDC of this Agreement have been, and the Transaction Documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by FDC and the FDC Shareholders, and no other proceeding on the part of FDC is necessary to authorize this Agreement and the transactions contemplated hereby, other than obtaining the consents set forth on Schedule 7.1.2(b)). This Agreement has been duly and validly executed and delivered by FDC and, assuming due authorization, execution and delivery of this Agreement by MAAC and MAALP, this Agreement constitutes, and (subject to the receipt of the consents set forth on Schedule 7.1.2(b))the Transaction Documents to be executed and delivered by FDC pursuant to this Agreement when executed will constitute, valid and binding obligations of FDC enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

     (b) Schedule 7.1.2(b) sets forth with specificity each and every consent to be obtained by FDC and/or each Property Partnership in respect of the Reorganization and transactions contemplated hereby. Except for obtaining the consents set forth on Schedule 7.1.2(b), no consents, waivers, exemptions or approvals of, or filings or registrations by FDC with, any
Government  Entity  or  any other Person  not  a  party  to  this
Agreement   are  necessary  in  connection  with  the  execution,
delivery and performance by FDC of this Agreement or the consummation of the transactions contemplated hereby except to the extent the failure to obtain the same does not cause or is not reasonably expected to cause a Material Adverse Effect on FDC or the Reorganization.

     (c) Upon obtaining those consents set forth on Schedule 7.1.2(b) and (assuming receipt of such consents) except to the extent same does not cause or is not reasonably expected to cause a Material Adverse Effect, the execution, delivery and performance by FDC of this Agreement and the Transaction Documents to be executed, delivered and performed by FDC pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on FDC, any of the Assets, or any Property Partnership or its assets; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of the Assets or any of the assets of any Property Partnership under, any Contract to which FDC or any Property Partnership is a party or by which FDC, any of the Assets, or any Property Partnership or its assets, are bound; (iv) permit the acceleration of the maturity of any indebtedness of FDC or any Property Partnership, or any indebtedness secured by the Assets or any Property Partnership's assets; or (v) violate or conflict with any provision of FDC's Articles of Incorporation or Bylaws or any of the respective limited partnership agreements of the Property Partnerships.

     7.1.3   FDC  Financial Statements.  Schedule 7.1.3  contains
true, complete and accurate copies of the FDC Financial Statements. The FDC Financial Statements have been prepared in accordance with generally accepted accounting principals, consistently applied, and on that basis present fairly the combined financial position and assets and Liabilities of the entities and Properties included therein (including the Property Partnerships) as going concerns, and the combined results of the operations, changes in partners' and owners' equity, and cash flows for the periods covered thereby and as of the dates thereof. The FDC Financial Statements are in accordance with the books and records of the entities included therein (including the Property Partnerships), do not reflect any transactions which are not bona fide transactions, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The FDC Financial Statements make full and adequate disclosure of and provision for all material Liabilities of the entities included therein (including the Property Partnerships) as of the dates thereof. Except as set forth in the balance sheets included in the FDC Financial Statements, there are no Liabilities (including "off-balance sheet" Liabilities), whether due or to become due, which have had or are reasonably likely to have a Material Adverse Effect on FDC or any Property Partnership.

     7.1.4   No  Adverse  Change.  Except as listed  on  Schedule
7.1.4 and except for the Closing and Reorganization Steps contemplated hereby, since the Recent Balance Sheet Date, there has not been (i) any change in FDC or any Property Partnership which would cause or reasonably be expected to result in a Material Adverse Effect on FDC or the Property Partnership, (ii) any material loss, damage or destruction to any of the Assets or any assets of any Property Partnership (whether or not covered by insurance) or any other event or condition which has had or could have a Material Adverse Effect on FDC or the Property Partnership, (iii) any one indebtedness in excess of $50,000 or total indebtedness in excess of $250,000 incurred by FDC relating to, or taking as security any interest whatsoever in, the Assets, except as permitted in Section 6.2 hereof, (iv) any one indebtedness in excess of $50,000 or total indebtedness in excess of $250,000 incurred by any Property Partnership, except as permitted in Section 6.2 hereof, (v) any Contract or other transaction entered into by FDC or any Property Partnership relating to, or otherwise affecting in any way, their respective businesses or the operation thereof, other than in the Ordinary Course of Business or as permitted in Section 6.2 hereof, (vi) any sale, lease or other transfer or disposition of the Assets or of any assets of any Property Partnership, or any cancellation of any debts or claim of FDC or any Property Partnership, except in the Ordinary Course of Business or as permitted in Section 6.2 hereof, and (vii) any changes in the accounting systems, policies or practices of FDC or any Property Partnership. Since the Recent Balance Sheet Date, FDC's and each Property Partnership's business has been conducted in all material respects only in the Ordinary Course of Business.

     7.1.5 Title to Assets. FDC has good and marketable title to all of the Assets other than the Real Properties (which is addressed in Section 7.2.1), free and clear of any Lien, other than Permitted Exceptions.

     7.1.6 Leased Real Property. There are no leases pursuant to which FDC or any Property Partnership holds any real property used in connection with their respective businesses.

     7.1.7 Leased Personal Property. Schedule 7.1.7 lists all leases pursuant to which FDC or any Property Partnership holds equipment, vehicles, furniture or any other item of personal property used in connection with their respective businesses. All of the personal property leased by FDC or any Property Partnership under such leases is presently utilized by FDC or such Property Partnership in the Ordinary Course of Business. FDC has made available to MAAC true and complete copies of all such leases.

     7.1.8   Intellectual Property.  There are  no  trade  names,
trademarks, service marks or copyrights (or any registrations with any Government Entity of, or applications for registration pending with respect to, any of the foregoing) owned or licensed by FDC or any Property Partnership that are material to the conduct of FDC's or any Property Partnership's business. FDC has no knowledge of any allegation or assertion that FDC or any Property Partnership has infringed upon any trade name, trademark, service mark or copyright (or any pending or actual registration thereof) of any other Person.

     7.1.9   Existing Debt.  There are no defaults  (and  no  FDC
Affiliate has received any notice of a default asserted by any lender that has not been cured) under the Existing Debt, or facts or circumstances which with the passage of time or the giving of notice, or both, would result in such a default, except to the extent such a default does not cause and is not reasonably expected to cause a Material Adverse Effect on FDC or any Property Partnership or the Reorganization. The aggregate principal balances outstanding under the Existing Debt and the applicable transfer charges and assumption fees, and prepayment charges and penalties are set forth on the Debt Schedule.

     7.1.10 Contracts. Except for Ordinary Contracts, the ML Agreement and the Leases described on the Rent Roll, the items (collectively, the "Scheduled Contracts") listed on Schedules
1.1.1  (Acquisition Contracts), 1.1.29 (Construction  Contracts),
1.1.33 (Debt Schedule), 1.1.36 (Development Contracts), 1.1.64(a) (the HAP Contracts), 1.1.67 (Intercompany Loans), 1.1.81 (Management Contracts), 7.1.7 (Leased Personal Property), 7.1.13 (Insurance Policies), 7.1.20 (Commissions), and 7.1.22 (Property Partnership Agreements) include all of the Contracts of the following types (i) to which FDC is a party or is bound and which MAAC or MAALP is assuming, (ii) to which any Asset is subject or bound, (iii) to which any Property Partnership is a party or bound, or (iv) to which any asset of any Property Partnership is subject or bound:

          (a)    all   property   management  agreements,   asset
     management agreements, and development agreements;

          (b)  all partnership agreements;

          (c) any Contract of any kind with any partner of FDC or of any Property Partnership or any Affiliate of such partner;

          (d) any Contract with a dealer, broker, investment banking firm, leasing agency, advertising agency or Person engaged in sales, or promotional activities;

          (e) any Contract of any nature which involves an unperformed commitment in excess of, or services having a value in excess of, $25,000;

          (f) any Contract pursuant to which FDC or any Property Partnership has made or will make loans or advances, or has or will have incurred debts or become a guarantor, indemnitor or surety or pledged their credit on or otherwise become contingently or secondarily liable with respect to any undertaking or obligation of any other Person (except for the negotiation or collection of negotiable instruments in transactions in the Ordinary Course of Business);

          (g) any indenture, credit agreement, loan agreement, note, letter of credit, mortgage, security agreement, lease of real property or personal property, deed of trust or other agreement for financing;

          (h) any Contract involving a partnership, joint venture or other cooperative undertaking;

          (i) any Contract involving any restrictions relating to FDC or a Property Partnership with respect to the geographical area of operations or scope or type of business of FDC or a Property Partnership;
          (j) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of FDC or any Property Partnership;

          (k) any Contract under which the requirements for performance extend beyond 60 days from the date of this Agreement; and

          (l) all other Contracts relating to FDC's or any Property Partnership's business not made in the Ordinary
     Course of Business which are to be performed at or after the date of this Agreement.

FDC has made available to MAAC true and complete copies of each Scheduled Contract. All such Scheduled Contracts are duly authorized and enforceable in accordance with their terms by FDC or the relevant Property Partnership, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies, and except to the extent such unenforceability does not cause or is not reasonably expected to cause a Material Adverse Effect.

     7.1.11   Management  Contracts.   Except  as  disclosed   on
Schedule 7.1.11, to FDC's knowledge, no other party to a Management Contract has rights of set-off or counterclaim against FDC under such Management Contract, and FDC is not in default thereunder nor is FDC aware of any fact or circumstance which, with notice or passage of time, or both, would constitute a default by FDC under any Management Contract, except to the extent such default does not cause and is not reasonably expected to cause a Material Adverse Effect on FDC. Except as set forth on Schedule 7.1.11, FDC has not received notice of termination of any Management Contract from any other party thereto, nor is FDC aware that any other party presently intends to terminate, or contemplates terminating a Management Contract.

     7.1.12 Permits. FDC and each Property Partnership holds all of the permits, certificates, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, currently necessary for the lawful operation of FDC's or any Property Partnership's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on FDC or the Property Partnership.

     7.1.13 Insurance Policies. Schedule 7.1.13 is a list of all casualty, liability, business interruption and other insurance policies insuring against loss of the assets held by FDC and each Property Partnership. All such insurance policies are in full force and effect.

     7.1.14  Tax Matters.

          (a) No Unpaid Taxes. There are no material unpaid Taxes arising from the operation of FDC's or any Property Partnership's business (or as a result of FDC or any
     Property Partnership succeeding to the Liabilities of any other Person by operation of law pursuant to a purchase of assets or stock, merger, consolidation or similar transaction) during any period prior to the Closing Date for which MAAC, MAALP or any Property Partnership will become liable or which will become a Lien against any of the Assets following the Closing other than Taxes which are not yet delinquent that are accrued on the FDC Financial Statements.

          (b) Tax Audits. Except as set forth on Schedule 7.1.14, neither FDC nor any Property Partnership has received from the IRS or from the Tax authorities of any state, county, local or other jurisdiction (i) any notice of underpayment of Taxes or other deficiency which has not been paid, (ii) any objection to any Tax return or report filed by FDC or any Property Partnership, nor (iii) any notice of audit with respect to any Tax, nor is FDC or any Property Partnership currently the subject of any such audit. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return or report filed by either FDC or any Property Partnership.

          (c) Foreign Person. FDC and each Property Partnership is not a "foreign person" within the meaning of
     Section 1445(f)(3) of the Code, and FDC will furnish to MAAC, if requested by MAAC, an affidavit in form satisfactory to MAAC confirming the same.

          (d)   Representations Relative to MAAC's Continued REIT
     Qualification.  To FDC's knowledge:

               (i) FDC does not have, and at Closing will not have, any earnings and profits accumulated to which MAAC would succeed pursuant to Section 381 of the Code by reason of the Merger.

               (ii) the apartment units at each Property (other than corporate and guest units) contain substantially the same personal property. With respect to each Property for each taxable year since 1993 (or such shorter period as a Property shall have been owned by FDC or a Property Partnership), the ratio of (i) the average of the adjusted bases of the personal property contained in the Property at the beginning and end of such taxable year to (ii) the average of the aggregate adjusted bases of both the real property and personal property comprising the Property at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio") did not exceed 15% and will not exceed 15% in future taxable years.

               (iii) FDC and each Property Partnership has not received or accrued and will not receive or accrue, directly or indirectly, any rent, interest, contingency fees, or other amounts that were determined in whole or in part with reference to the income or profits derived by any person excluding amounts received (i) as rents that are (A) based solely on a percentage or percentages of receipts or sales and the percentage or percentages are fixed at the time the leases are entered into, are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits, and conform with normal business practices, or (B) attributable to qualified rents from subtenants as provided by Section 856(d)(6) of the Code, and (ii) as interest that was (A) based solely on a fixed percentage or percentages of receipts or sales, or (B) attributable to qualified rents received or accrued by debtors as provided by
          Section 856(f)(2) of the Code.

               (iv) FDC and the Property Partnerships have held, and will hold, the Properties (and all other assets of such entities), excluding the Resale Properties for investment purposes and not as (i) stock in trade or other property of a kind which would be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of any such entity.

          (e) Partnership Status. Each Property Partnership is qualified, and since the date of its formation has been qualified, to be treated as a partnership for federal income tax purposes.

          (f)   Other.   Except as set forth on Schedule  7.1.14,
     since January 1, 1994, no Property Partnership has (i) applied for any Tax ruling, or (ii) entered into a closing agreement with any Taxing authority.

     7.1.15 Allocation of Consideration and Payments. Assuming that the requisite number or percentage interests of the FDC Shareholders and partners of the Property Partnerships required by law or the FDC Articles of Incorporation or the partnership agreement of any Property Partnership (as described in Section 7.1.2(b)) consent in writing to the transactions contemplated by this Agreement, the allocation of the Merger Shares and Units to be delivered as consideration in the Reorganization as described in Article 2 of this Agreement or set forth elsewhere in the Transaction Documents will not violate (or when any such Transaction Document is executed will not violate) any Law, the FDC Articles of Incorporation, or the partnership agreement of any Property Partnership, and neither MAAC nor MAALP shall have any Liability as to any such matters. Except as set forth on
Schedule 7.1.15, no other Person holds any options, warrants, securities or other rights entitling, or which if exercised would entitle, them to receive Merger Shares or Units.

     7.1.16  Employee Benefit Plans.

          (a) Disclosure. Schedule 7.1.16 identifies each employee benefit plan, fund, program, contract, policy or arrangement maintained or contributed to by FDC and covering or benefiting employees of FDC, former employees of FDC, or dependents of employees or former employees of FDC, including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of ERISA, and specifically including each retirement, pension, profit sharing, stock bonus, savings, thrift, bonus, medical, health, hospitalization, welfare, life insurance, disability, accident insurance, group insurance, sick pay, holiday and vacation programs, executive or deferred compensation plans or contracts, stock purchase, stock option or stock appreciation rights plans or arrangements, employment and consulting contracts, and severance agreements or plans (collectively, the "Employee Benefit Plans"). With respect to each of the Employee Benefit Plans:

               (1) No such plan has been terminated so as to subject, directly or indirectly, MAAC, MAALP, or any Exchange Partnership, or the Assets to any Liability or the imposition of any Lien and the consummation of the Reorganization will not result in the occurrence of any such event, except as referred to in Section 6.19;

               (2) No condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, MAAC, MAALP, or any Exchange Partnership, or the Assets to any Liability or the imposition of any Lien, except as referred to in
          Section 6.19;

               (3)   If  any  such plan were terminated,  neither
          MAAC, MAALP, nor any Exchange Partnership, nor the Assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien, except as referred to in Section 6.19;

               (4) No such plan is a "multiemployer plan" or "defined benefit plan" (as defined in Section 4001 of ERISA), and neither FDC nor any member of FDC's controlled group (as defined in Section 4001(a)(14) of ERISA) has ever contributed nor been obligated to contribute to any such plan, nor is FDC or any such member of FDC's controlled group either actually or contingently so obligated; and

               (5) There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or
          Section 4975 of the Code for which a statutory or administrative exemption does not exist, and the consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction.

               (6)   Each Employee Benefit Plan complies  in  all
          material respects and has been operated and administered in all material respects in accordance with its terms and all applicable requirements of all laws and regulations, including, without limitation, all reporting and disclosure requirement under ERISA and/or the Code, except as referred to in Section 6.19.

               (7) To FDC's knowledge, there is no basis for the assertion by the IRS that any Employee Benefit Plan which is intended to be "tax qualified" under the Code is not so qualified.

     7.1.17 Other Employee Matters. FDC has and currently is conducting its business in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, except to the extent failure to do so does not cause or is not reasonably expected to cause a Material Adverse Effect. No employee of FDC is represented by any union, nor is FDC a party to any collective bargaining agreement. To FDC's knowledge, there is no union organization activity occurring or contemplated with respect to its employees.

     7.1.18   No Defaults or Violations.  Except as disclosed  on
Schedule 7.1.18 and except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to FDC or a Property Partnership:
(a) neither FDC nor any Property Partnership has materially breached any provision of, nor is in material default under the terms of, any Contract to which it is a party or under which it has any right or by which it is bound or which relates to its business, the Assets or the assets of any Property Partnership and, to FDC's knowledge, no other party to any such Contract has breached such Contract or is in default thereunder (nor has FDC or any Property Partnership waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by FDC or any Property Partnership, or to FDC's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof;
(b)   FDC  has  complied  in  all  material  respects  with   its
obligations, and has not breached any of its duties, under the respective limited partnership agreements of the Property
Partnerships as to which FDC is a partner; (c) to FDC's knowledge, each of the Assets and each Property Partnership is in material compliance with, and no material violation exists under, any Law or Order applicable in any way to FDC, any of the Assets or any Property Partnership; and (d) no notice from any
Government Entity has been received by FDC or any Property Partnership claiming any violation of any Law (including any building, zoning or other ordinance) or Order, or requiring any work, construction or expenditure.

     7.1.19   Litigation.  Except for those matters described  in
Schedule 7.1.19 which, to FDC's knowledge, do not have a Material Adverse Effect on FDC, a Property Partnership or the transactions contemplated by this Agreement, there is no Litigation pending or, to FDC's knowledge, threatened against any of the properties or businesses of FDC or any Property Partnership. Each matter listed on Schedule 7.1.19 in the nature of a personal injury claim, whether based on a claim of negligence or intent, is within the coverage limits of an insurance policy listed on
Schedule 7.1.13, and the insurance carrier with respect to each such matter has assumed the defense thereof and has no ability under the applicable insurance contract to recover any amount from the insured party except deductible amounts and losses in excess of coverage limits. Except as disclosed on Schedule 7.1.19, neither FDC, any of the Assets, any Property Partnership nor any asset of any Property Partnership is subject to any Order which has had or could have a Material Adverse Effect on FDC, a Property Partnership or the transactions contemplated by this Agreement.

     7.1.20 Brokers. Neither MAAC, MAALP nor any Affiliate of either has or shall have any Liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by FDC in connection with the transactions contemplated by this Agreement or for any other transaction involving the Properties, except for the ML Agreement and the items described on Schedule 7.1.20.

     7.1.21 Insolvency. Neither FDC nor any Property Partnership has filed, nor has FDC or any Property Partnership received notice of the filing by any other Person of, a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, with respect to FDC or any Property Partnership, nor has FDC or any Property Partnership made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

     7.1.22   As  to  the Property Partnerships  Only.   Schedule
7.1.22  contains  a  true,  complete and  accurate  list  of  the respective limited partnership agreements (including, without limitation, the execution date of each original agreement and each amendment thereto) for the Property Partnerships. FDC has made available to MAAC true and complete copies of all such limited partnership agreements, together with any and all amendments thereto. Each equity owner of the respective Property Partnerships (except the Cash-Out Partnerships) is set forth on the Allocation Schedule and in the Steps Memorandum and, to FDC's knowledge, no other Person holds, or has held any type of equity interest, including, without limitation, options, warrants, and securities, or other rights in the Property Partnerships. Except for the Properties and for the properties described on Schedule 7.1.22, no Property Partnership has ever owned, or is a party to an outstanding contract for the purchase of, real property. Except as disclosed on Schedule 7.1.22, no Property Partnership has succeeded to the Liabilities of any other Person by operation of Law pursuant to a purchase of assets or stock, merger, consolidation or similar transaction.

     7.2  As to the Properties.

     7.2.1 Title. FDC or a Property Partnership has good and marketable title to each Property, in fee simple, free and clear of all Liens and encroachments, and free and clear of all tenancies and adverse or other rights of possession, subject only to the Permitted Exceptions. To FDC's knowledge, each Property constitutes a separate and legally subdivided parcel and a separate tax parcel.

     7.2.2 Purchase Agreement. No Property is subject to any outstanding agreement of sale, option or other right of third parties to acquire any interest therein, except pursuant to this Agreement. Neither FDC nor any Property Partnership has any
outstanding option, contract or right of first refusal to purchase any real or personal property except for the Acquisition Contracts.

     7.2.3 Compliance with Laws; Zoning. To FDC's knowledge, each Property, and the Real Property comprising same, is legally and properly zoned for its intended use, and all present uses and operations thereof comply with all applicable zoning, land-use, building, fire, health, labor, safety, subdivision and other Laws (except the Americans with Disabilities Act), all Orders, and all deed or other title covenants and restrictions applicable thereto, except to the extent the failure to do so does not cause and is not reasonably expected to cause a Material Adverse Effect on such Property. FDC or a Property Partnership has received a certificate of occupancy (or other comparable governmental approval), to the extent required by any Governmental Entity, for all improvements on the Properties except for improvements on Development Properties which remain under construction. FDC has not received notice from any Person that any Property or the operation thereof fails to comply with the Americans with Disabilities Act. Neither FDC nor any Property Partnership has made any application or agreement with any Government Entity or other Person with respect to any variance or exception from zoning, building or other Laws that has not been disclosed to MAAC in writing. To FDC's knowledge, the use of each Property is consistent with any land use designation for such Property under any comprehensive plan or plans applicable thereto, and any concurrency requirements have been satisfied.

     7.2.4 Accuracy of Documents and Information. FDC has delivered or made available to MAAC true and complete copies of all Surveys, engineering reports, inspection reports, maintenance plans and other documents relating to each Property which, to FDC's knowledge, are in the possession or control of FDC or any Property Partnership. The documents and information delivered to MAAC at the Closing will be all of the available documents and information relevant, to FDC's knowledge, to the condition and operation of each Property in any material respect, will be true and correct copies or originals, and will be in full force and effect, without default by FDC or any Property Partnership, as applicable, or, to FDC's knowledge, by any other party thereto, and without any right of set-off, except as disclosed on Schedule
7.2.4 and except to the extent such default, set-off, or other fact or circumstance does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property.

     7.2.5 Fees; Assessments; Condemnation. Except as disclosed on the Development Budget and Schedule, to FDC's knowledge there are no outstanding and unpaid impact fees or other charges in connection with any Property; there are not pending or, to FDC's knowledge, threatened any special assessments or obligations for roads and other improvements with respect to any Property or any part thereof; and, except for matters described on Schedule 7.2.5 which do not or are not expected to have a Material Adverse Effect on such Property, there is not pending or to FDC's knowledge, threatened any condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Property or any part thereof (including access thereto or any easement benefiting the Property).

     7.2.6 Insurance Violations; Soil. To FDC's knowledge, there are no violations of any applicable insurance underwriting guideline relating to safety, structural, mechanical, or other physical systems or portions of any Property, except to the extent such violation does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property. To FDC's knowledge, there are no soil or subsurface conditions located on any Property which would materially impair the useability of any Property for continuation of the current use or the contemplated redevelopment.

     7.2.7 Utilities; Access. To FDC's knowledge, all water, sewer, gas, electric, telephone, and storm water and drainage facilities and all other utilities required by Law and in the normal operation of each Property are available and are installed across public property or valid easements to the property lines of such Property, are all connected with valid permits, and are adequate to service such Property for their current use and to permit full compliance with all requirements of Law, except to the extent such failure does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property. All permits and connection fees which are currently due and payable are fully paid or accrued, and there are no such amounts which are deferred or payable under future installments. To FDC's knowledge, all points of access, both pedestrian and vehicular, to and from public roads currently used at each Property are adequate for the current use and operation of such Property in FDC's reasonable judgment and, to FDC's knowledge, in accordance with all Laws, except to the extent such failure does not cause and is not reasonably expected to cause a Material Adverse Effect on such Property, and to FDC's knowledge, there is no existing fact or condition which would currently result, or with the passage of time or the giving of notice, or both, would result, in the termination of such utility services or of such access.

     7.2.8 Permits. Except with regard to environmental matters which are addressed exclusively by Sections 7.2.12 and 7.2.13 below, to FDC's knowledge, all licenses, building, and other permits, certificates of use and occupancy, easements, and rights-of-way, including proof of dedication, have been obtained as required by all Government Entities having jurisdiction over any
Property   in  connection  with  any  construction,  renovations,
expansions, or other improvements at such Property and in connection with the present use and operation of such Property, except to the extent such failure does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property.

     7.2.9 No Default. Neither FDC nor any Property Partnership, if applicable, is in default with respect to any of its Contracts or Liabilities pertaining to any Property (including, without limitation, all Leases, the Existing Debt or other instruments related thereto), nor are there any facts or circumstances which with the passage of time or the giving of notice, or both, would constitute or result in any such default, except to the extent such default does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property; and, subject to the receipt of all required consents to the following, neither this Agreement, nor anything provided to be done hereunder, including, without limitation, the transfer, assignment, and sale of certain of the Properties, violates or shall violate any written or oral Contract to which FDC or such Property Partnership is a party on the date hereof which affects any Property or any part thereof on the date hereof, except to the extent such violation does not cause and is not reasonably expected to cause a Material Adverse Effect on the applicable Property.

     7.2.10 Use of Property. FDC has not misrepresented any fact which would prevent MAAC, MAALP or an Exchange Partnership from operating each Property after the Closing in the manner in which such Property is currently being used and operated in all material respects. The Properties comprise all multifamily residential real property and other real property which is or could reasonably be expected to be developed by FDC for multifamily residential use owned by FDC and its Affiliates.

     7.2.11 Contract Payments. At the time of the Closing, any and all improvements to each Property and any services provided by any Person and related to such Property (the nonpayment of which could result in the imposition of a Lien upon such Property) will have been fully paid for, except for the Assumed Liabilities.

     7.2.12 Environmental Matters-Properties. Certain Properties as set forth on Schedule 7.2.12 have been the subject of an Environmental Assessment by an environmental consultant to FDC or the Property Partnership owning such Property, which consultant prepared a report concerning the environmental condition of the Property. A list of all such Environmental Assessment Reports obtained by FDC or the Property Partnerships is attached as Schedule 7.2.12 (the Environmental Assessment Reports described on Schedule 7.2.12 and any reports, studies, tests, and analysis obtained by MAAC as of the date hereof are herein collectively referred to as the "Environmental Assessments"). The parties acknowledge that neither FDC nor any Property Partnership possesses any expertise with regard to Materials of Environmental Concern, and accordingly, the following representations and warranties are based exclusively on the Environmental Reports.

          (a) Except for those matters set forth in the Environmental Assessments, to FDC's knowledge, neither FDC nor any Property Partnership or any Property are presently in ongoing violation of any applicable Environmental Law which could subject the owner or operator to any fine or require any remedial action;

          (b) Except for those matters set forth in the Environmental Assessments and except for storage and usage of ordinary household materials and cleaning supplies which, to FDC's knowledge, comply with applicable law, to FDC's knowledge, neither FDC nor any Property Partnership, nor any tenant at any Property, have stored or used any Materials of Environmental Concern at any Property;

          (c) To FDC's knowledge, neither FDC nor any Property Partnership have received any notice, complaint, warning letter or notice of violation from any Government Authority or any other person that FDC or any Property Partnership is in violation of any Environmental Law or environmental permit or that they are responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any Property;

          (d) To FDC's knowledge, neither FDC nor any Property Partnership are the subject of any actual or threatened federal, state, local or private litigation involving a claim of liability or a demand for damages arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern at or beneath any Property;

          (e) To FDC's knowledge, FDC and the Property Partnerships have timely filed all reports required by any applicable Environmental Law and have generated and maintained all data, documentation, and records required under any Environmental Law;

          (f) Except for those matters set forth in the Environmental Assessments and on Schedule 7.2.12(f), FDC has no knowledge of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject the owner or operator of any Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;

          (g) FDC has no knowledge of any existing or imminent restriction on the ownership, occupancy, use, or transferability of any Property arising out of any known environmental condition or violation of any Environmental Law; and

          (h) Except as set forth in the Environmental Assessments and on Schedule 7.2.12(f), to FDC's knowledge, there are no environmental conditions present at any Property which pose a risk to the environment or the health or safety of any Person.

     7.2.13 Environmental Matters - Previously Owned Properties. With respect to each property previously, but not currently, owned by FDC or any Property Partnership ("Previously Owned Property"), FDC makes the representations and warranties set forth in Section 7.2.12 as if such representations and warranties were made as of the last day that such Previously Owned Property was owned by FDC or any Property Partnership.

     7.2.14 Rent Roll. The Rent Roll is true and correct in all material respects.

     7.2.15 Leases. FDC has made available to MAAC true, correct and complete copies of all forms of resident Leases used at the Properties. Such forms of resident leases are the only forms of resident Leases currently used and in effect with respect to the Properties. There are no inducements, concessions, consideration or side agreements in favor of any resident not expressly stated in the Leases or in the Rent Roll.
     7.2.16 Development Properties. Schedule 7.2.16 contains the budget and development schedule therefor prepared by or for
FDC for each of the Development Properties (collectively, the "Development Budget and Schedule"). Except as set forth on
Schedule 7.2.16, to FDC's knowledge, each Development Property is zoned for the lawful development and/or redevelopment thereon, and FDC has obtained all permits, licenses, consents and authorizations required for the current stage of development or redevelopment thereon, the absence of which would have a Material Adverse Effect on FDC or the applicable Development Property. Except as set forth on Schedule 7.2.16, to FDC's knowledge, there are no material impediments to or constraints on the development or redevelopment of any Development Property, in all material respects within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto. In the case of each Development Property, the development or redevelopment of which has commenced, to FDC's knowledge, the costs and expenses incurred in connection with such Development Property and the progress thereof are consistent and in compliance in all material respects with all aspects of the Development Budget and Schedule applicable thereto. To FDC's knowledge, FDC has made available to MAAC all feasibility studies, soil tests, due diligence reports and other studies, test or reports performed by or for FDC or otherwise in the possession of FDC, which relate to the Development Properties.

     7.2.17   Budgets  and Projections.  To FDC's knowledge,  all
budgets and projections, including, without limitation, the Capital Expenditure Budget and Schedule for each Property represent FDC's reasonable good faith estimate of capital expenditures anticipated to be made in each year covered by such budget.

     7.2.18 Construction Contracts and Development Contracts. To FDC's knowledge, the Construction and Development Contracts are in full force and effect, no party is in default thereunder, nor are there any facts or circumstances which with the passage of time or the giving of notice, or both, would result in any such default, the absence of which would not have a Material Adverse Effect on FDC or any applicable Property. To FDC's knowledge, the cost of completing the Construction Contracts will not exceed the guaranteed maximum amount payable to FDC under the Construction Contracts.

     7.2.19 Acquisition Properties. To FDC's knowledge, each Acquisition Contract is enforceable by FDC and neither FDC, nor, to FDC's knowledge, any other party thereto, is in default under any Acquisition Contract. Without limiting the foregoing, except for matters revealed in the environmental reports, copies of which have been provided to MAAC or as otherwise disclosed to MAAC in writing, FDC has no knowledge that the contract seller is in breach of any representations and warranties made by it in any Acquisition Contract. The Acquisition Contracts are assignable to MAAC or MAALP, as applicable.

     7.3   Accredited Investor Status.  Except as  set  forth  on
Schedule 7.3, to FDC's knowledge based upon investor questionnaires received in connection with a potential initial public offering of FDC Common Stock, all FDC Shareholders and Property Partnership Limited Partners (except those limited partners of the Cash-Out Partnerships) were at such time "accredited investors" as defined by the SEC, and nothing has come to FDC's attention since that time to indicate any of such Persons no longer is an "accredited investor."

     7.4 Accuracy of Statements. To FDC's knowledge, neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished by or on behalf of FDC or any Property Partnership to MAAC in connection with this Agreement or consummation of the Reorganization contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     7.5 Limitation on Representations. Except for the express representations and warranties of FDC set forth in this Agreement, MAAC and MAALP acknowledge and agree that the Assets are being acquired in the Reorganization "as is, where is, and with all faults" without any other representation or warranty by FDC, the Property Partnerships, or any other individual or entity and neither FDC, the Property Partnerships, nor any other individual or entity has made any other express or implied representation or warranty with respect to the Assets whatsoever, and except for the representations and warranties expressly set forth in this Agreement, MAAC and MAALP acknowledge that MAAC and MAALP accept the Assets without relying on any other representation or warranty whatsoever by FDC or any other Person, and based solely upon MAAC's and MAALP's own inspections, investigations and analyses of the Assets.

     7.6 Limitation on Remedies. The representations and warranties set forth in this Article 7 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made at that time; provided, however, in the event that any of such representations and warranties is proved to be false on or before the Closing Date as a result of any change of circumstances or knowledge obtained by FDC and such misrepresentation has a Material Adverse Effect and is disclosed to MAAC and MAALP in writing, then MAAC's and MAALP's sole and exclusive remedies hereunder shall be as follows: (i) to waive such misrepresentation and close with no liability to FDC for such misrepresentation; (ii) if such misrepresentation relates to a Property, designate the affected Property as an Excluded Property pursuant to Section 6.16 hereof, provided the Defective Property Basket is not exceeded, or if the designation of such affected Property as an Excluded Property would cause the Defective Property Basket to be exceeded, terminate this Agreement pursuant to Article 14 (including Section 14.3.1, if applicable); or (iii) if such misrepresentation does not relate to a Property, terminate this Agreement pursuant to Article 14 (including Section 14.3.1, if applicable).

          ARTICLE 8:  REPRESENTATIONS, WARRANTIES AND
                   FURTHER COVENANTS OF MAAC

     MAAC hereby represents, warrants and covenants to FDC, for the benefit of FDC and any Person receiving Merger Shares or Units in the Reorganization as of the date of this Agreement and (except with respect to outstanding capital stock as described in
Section 8.3.1) the Closing as follows. All representations made in this Article 8 shall survive the Closing for a period of one
(1) year. All representations that are made "to MAAC's knowledge" means to the actual knowledge of the individuals listed on Schedule 8.0 attached hereto without any duty or obligation to inquire as to such matters. MAAC represents that such individuals are the appropriate individuals who, in the course of their duties, would normally be aware of material issues and facts affecting MAAC.

     8.1  Due Incorporation, etc.

          (a) MAAC is duly organized, validly existing and in good standing under the Laws of the State of Tennessee, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its business as it is now being conducted. MAAC is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect.

          (b) MAAC owns all of the outstanding capital stock of its subsidiaries listed on Exhibit 21 of MAAC's Form 10-K annual report filed with the SEC for the fiscal year ended December 31, 1996. Each such subsidiary is a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code. Except as set forth on Schedule 8.1(b) and except for its interests in its subsidiaries, MAAC does not hold any interest in any security issued by any other Person.

     8.2  Due Authorization; Consents; No Violations.

          (a) MAAC has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MAAC of this Agreement have been, and the Transaction Documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by MAAC, acting through its Board of Directors, and no other proceeding on the part of MAAC is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MAAC and, assuming due authorization (including the consummation of the matters described in the foregoing sentence), execution and delivery of this Agreement by MAALP and FDC, this Agreement constitutes, and the Transaction Documents to be executed and delivered by MAAC pursuant to this Agreement when executed will constitute, valid and binding obligations of MAAC enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

          (b) Except for an application to list the Shares issuable pursuant to the transactions contemplated by this Agreement on the New York Stock Exchange, no consents, waivers, exemptions or approvals of, or filings or registrations by MAAC with, any Government Entity or any other Person, including the shareholders of MAAC, not a party to this Agreement are necessary in connection with the execution, delivery and performance by MAAC of this Agreement or the consummation of the transactions contemplated hereby, except to the extent the failure to obtain the same does not cause or is not expected to cause a Material Adverse Effect on MAAC or the transactions contemplated by this Agreement.

          (c) The execution, delivery and performance by MAAC of this Agreement and the Transaction Documents to be executed, delivered and performed by MAAC pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on MAAC or its assets; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of MAAC's assets under, any contract or other arrangement of any kind or character to which MAAC is a party or by which MAAC or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of MAAC, or any indebtedness secured by any of MAAC's assets; or (v) violate or conflict with any provision of the Charter or MAAC's bylaws.

     8.3  Capitalization.

          (a)   The authorized capital stock of MAAC consists  of
     (i) 20,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, of which as of the date hereof, 2,000,000 shares have been designated 9.5% Series A Cumulative Preferred Stock ("Series A Preferred Stock"). The MAAC Exchange Act Reports set forth the Common Stock and Series A Preferred Stock issued and outstanding as of the dates thereof.
          (b) No shares of MAAC's capital stock are entitled to preemptive rights. Except as disclosed in the MAAC Exchange Act Reports, in the Charter relating to the Series A Preferred Stock, in the MAALP Partnership Agreement, in this Agreement or on Schedule 8.3(b), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of MAAC or any of its subsidiaries, or contracts or other arrangements by which MAAC or any of its subsidiaries is or may become bound to issue additional shares of capital stock of MAAC or any of its subsidiaries. MAAC has furnished to FDC true and correct copies of the Charter and MAAC's Bylaws, as in effect on the date hereof.

          (c) Except as set forth on Schedule 8.3(c) and dividends and distributions in the Ordinary Course of Business, MAAC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          (d) MAAC has no knowledge of any voting agreements, voting trusts, stockholders' agreement, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of MAAC.

          (e) All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

     8.4 Valid Issuance of Shares. The Merger Shares and the Contingent Value Shares to be issued hereunder, when issued and
delivered   in   accordance  with  the  terms  hereof   for   the
consideration expressed herein, will be duly authorized and validly issued, fully paid and nonassessable and, based upon the representations of FDC in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon the exercise of the Redemption Rights will be duly authorized and validly reserved for such issuance, and, upon issuance in redemption of Units, will be duly authorized and validly issued, fully paid and nonassessable, and will be issued in compliance with all applicable federal and state securities laws.

     8.5  MAAC Exchange Act Reports.

          (a) Since February 4, 1994, MAAC has timely filed all MAAC Exchange Act Reports. As of their respective dates,
     (i) the MAAC Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the MAAC Exchange Act Reports, and (ii) no MAAC Exchange Act Report contained any untrue statement of material fact or omitted a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b) The combined or consolidated (as the case may be) financial statements of MAAC included in the MAAC Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and on that basis present fairly in all material respects the combined or consolidated (as the case may be)
     financial position and assets and Liabilities of the entities included therein (including the Subsidiaries) as going concerns, and the combined or consolidated (as the case may be) results of the operations, changes in partners' or owners' equity, and cash flows of such entities for the periods covered thereby and as of the dates thereof. Such financial statements are in accordance with the books and records of the entities included therein, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Such financial statements make full and adequate disclosure of, and provision for all material Liabilities of the entities included therein (including MAAC's subsidiaries) as of the dates thereof. Except as set forth in the balance sheets included in the MAAC Exchange Act Reports, there are no Liabilities (including "off-balance sheet" Liabilities), whether due or to become due, which have had or are reasonably likely to have a Material Adverse Effect.

     8.6 Permits. MAAC holds all licenses, certificates, permits, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, which are currently necessary for the lawful operation of MAAC's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on MAAC.

     8.7 No Adverse Change. Since the Recent Balance Sheet Date, there has not been (i) any change in MAAC which would cause or reasonably be expected to result in a Material Adverse Effect on MAAC, (ii) any material loss, damage or destruction to any of MAAC's assets (whether or not covered by insurance) or any other event or condition which has had or could have a Material Adverse Effect on MAAC, (iii) any contract or other transaction entered into by MAAC relating to, or otherwise affecting in any way, its business or the operation thereof, other than in the Ordinary Course of Business, (iv) any sale, lease or other transfer or disposition of any of MAAC's assets, or any cancellation of any debt or claim of MAAC, except in the Ordinary Course of Business, and (v) any change in the accounting systems, policies or practices of MAAC. Since the Recent Balance Sheet Date, MAAC's business has been conducted in all material respects only in the Ordinary Course of Business.

     8.8 No Defaults or Violations. Except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to MAAC: (i) MAAC has not materially breached any provision of, nor is it in material default under the terms of, any lease, contract or commitment to which it is a party or under which it has any rights or by which it is bound or which relates to its business or its assets and, to MAAC's knowledge, no other party to any such lease, contract, or other commitment has breached such lease, contract or commitment or is in default thereunder (nor has MAAC waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by MAAC, or to MAAC's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof;
(ii) MAAC is in material compliance with, and no Liability or material violation exists under, any Law or Order applicable in any way to MAAC; and (iii) no notice from any Government Entity has been received by MAAC claiming any violation of any Law (including any building, zoning or other ordinance) or Order, or requiring any work, construction or expenditure.

     8.9 Litigation. Except for certain matters which, to MAAC's knowledge, do not have a Material Adverse Effect on MAAC or the transactions contemplated by this Agreement, there is no Litigation pending or, to MAAC's knowledge, threatened against any of the properties or businesses of MAAC or relating to its assets or the transactions contemplated by this Agreement. Except as disclosed on Schedule 8.9, neither MAAC nor any of its assets are subject to any Order which has had or could have a Material Adverse Effect on MAAC.

     8.10 Title to Properties; Leasehold Interests. MAAC has good and marketable title to, or a valid leasehold interest in, each of the properties and assets owned or leased by it, and each qualified REIT subsidiary of MAAC that owns or leases properties has good and marketable title to, or a valid leasehold interest in, each of the properties and assets owned or leased by it. Except as set forth in the MAAC Exchange Act Reports or in
Schedule 8.10, none of the properties owned or leased by MAAC or any qualified REIT subsidiary of MAAC is subject to any Lien which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of MAAC. Each lease or agreement to which MAAC is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of MAAC thereunder and, to the best of MAAC's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by MAAC under any such lease or agreement or, to the best of MAAC's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on MAAC. MAAC's possession of such property has not been disturbed and, to the best of MAAC's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.

     8.11 Environmental Matters - MAAC Properties. For purposes of this Section 8.11, the term "MAAC" means MAAC and its Affiliates, and the term "MAAC Property" means a property owned by MAAC or its Affiliates and any property in which MAAC or its Affiliates has an interest. The parties acknowledge that MAAC does not possess any expertise with regard to Materials of Environmental Concern and, accordingly, the following representations and warranties are based exclusively on reports prepared by environmental consultants to MAAC.

          (a)   Except  for those matters described  in  Schedule
     8.11(a), MAAC and each MAAC Property are not presently in violation of any applicable Environmental Law;

          (b) MAAC has not stored or used any Materials of Environmental Concern at any MAAC Property;

          (c)   MAAC  has  not  received any  notice,  complaint,
     warning letter or notice of violation from any Government Authority or any other person that MAAC is in violation of any Environmental Law or environmental permit or that they are responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any MAAC Property;

          (d) MAAC is not the subject of any actual or threatened federal, state, local or private litigation involving a claim of liability or a demand for damages arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern;

          (e)   MAAC has timely filed all reports required by any
     applicable   Environmental  Law  and   has   generated   and
     maintained all data, documentation, and records required under any Environmental Law;

          (f) Except for those matters described in Schedule 8.11(f), which, to MAAC's knowledge, do not have a Material Adverse Effect on MAAC, MAAC is not aware of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject MAAC or any MAAC Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;

          (g) No MAAC Property is subject to, and MAAC has no knowledge of any imminent restriction on the ownership, occupancy, use, or transferability of any MAAC Property; or

          (h) To MAAC's knowledge, there are no conditions or circumstances at any MAAC Property which pose a risk to the environment or the health or safety of any Person.

     8.12 Environmental Matters - Previously Owned Properties. With respect to each property previously, but not currently, owned by MAAC, MAALP or any Affiliate thereof ("Previously Owned Property"), MAAC and MAALP make the representations and warranties set forth in Section 8.11 as if such representations and warranties were made as of the last day that such Previously Owned Property was owned by MAAC, MAALP or any Affiliate thereof.

     8.13 Taxes. MAAC has filed all federal, state, local and other Tax returns and reports (except for foreign returns and reports the failure to file which has not and is not reasonably expected to cause a Material Adverse Effect), and any other material returns and reports with any Government Entity, required to be filed by it. MAAC has paid or caused to be paid all Taxes that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP consistently applied. MAAC does not have any material Liability for Taxes other than those incurred in the Ordinary Course of Business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied. Federal and state income Tax returns for MAAC have not been audited by the IRS or any state authority. No deficiency assessment with respect to or proposed adjustment of MAAC's federal, state, local or other Tax returns is pending or, to the best of MAAC's knowledge, threatened. There is no Tax Lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of MAAC. There are no applicable Taxes, fees or other governmental charges payable by MAAC in connection with the execution and delivery of this Agreement.

     8.14 MAAC and MAALP Tax Status. MAAC has met the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code for the tax years ended December 31, 1994, 1995 and 1996, respectively, and its current organization and method of operation (taking into account the Reorganization, and subject to FDC's compliance with Section
6.18.3 hereof) should allow MAAC to continue to qualify as a REIT in the future. MAALP and each of its Subsidiaries are partnerships for federal income tax purposes (or are "qualified REIT subsidiaries" under Section 856(i) of the Code or are otherwise disregarded) and are not "publicly-traded partnerships" (taking into account the Reorganization) within the meaning of Sections 7704 and 469(k)(2) of the Code.

     8.15 Employees: ERISA. MAAC has good relationships with its employees and has not had and does not expect any substantial labor problem. MAAC does not have any knowledge as to any intention of any key employee or any group of employees to leave the employ of MAAC. Other than as disclosed in the MAAC Exchange Act Reports and materials provided to FDC, MAAC has not established, sponsored, maintained, made any contribution to or been obligated by law to establish, maintain, sponsor or make any contribution to any "employee pension benefit plan" or "employee welfare benefit plan" (as such terms are defined in ERISA), including, without limitation, any "multi-employer plan." MAAC has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes, and with ERISA.

     8.16 Accuracy of Statements. To MAAC's knowledge, neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished by or on behalf of MAAC to FDC in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     8.17 Limitation on Remedies. The representations and warranties set forth in this Article 8 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made at that time; provided, however, in the event that any of such representations and warranties is proved to be false on or before the Closing Date as a result of any change of circumstances or knowledge obtained by MAAC and such misrepresentation has a Material Adverse Effect and is disclosed to FDC in writing, then FDC's sole and exclusive remedies hereunder shall be to (i) terminate this Agreement pursuant to Article 14 (including Section 14.3.1, if applicable), or (ii) waive such misrepresentation and close with no liability to MAAC for such misrepresentation.

     8.18  Continuity  of Business Enterprise; Tax  Treatment  of
Reorganization. MAAC and MAALP have no plan or intention of disposing of the partnership interests or Properties acquired from FDC. Except as described in Section 2.4, MAAC has no plan or intention of transferring any Asset received by it in the Reorganization to MAALP or any other partnership. MAAC agrees to treat the acquisition of the Assets of FDC in exchange for Merger Shares and the right to receive Contingent Value Shares as a tax-free reorganization under Code Section 368(a)(1)(A).

          ARTICLE 9:  REPRESENTATIONS, WARRANTIES AND
                   FURTHER COVENANTS OF MAALP

     MAALP hereby represents, warrants and covenants to FDC as of the date of this Agreement and the Closing as follows. All representations made in this Article 9 shall survive the Closing for a period of one (1) year. All representations that are made "to MAALP's knowledge" means to the actual knowledge of the individuals listed on Schedule 9.0 attached hereto without any duty or obligation to inquire as to such matters. MAALP represents that such individuals are the appropriate individuals who, in the course of their duties, would normally be aware of material issues and facts affecting MAALP. Except as otherwise provided or where the context otherwise requires, all references in this Article 9 to "MAALP" shall be deemed to include all partnerships in which MAALP has an interest, including those listed in Schedule 9.1(b).

     9.1  Due Formation, etc.

          (a) MAALP is limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Tennessee, with all requisite power and authority to own, lease, operate and sell its assets and to carry on its businesses as it is now being conducted. MAALP is in good standing as a foreign entity authorized to do business in each jurisdiction where it engages in business, except to the extent such violation or failure does not cause or is not reasonably expected to cause a Material Adverse Effect.

          (b) MAALP owns the interests in the partnerships ("subsidiary partnerships") listed in Schedule 9.1(b) as a limited partner therein. Each subsidiary partnership is a limited partnership, duly organized and validly existing, and in good standing under the Laws of its jurisdiction of organization, with all requisite power and authority to own, lease, operate and sell its assets and to carry on it business as it is now being conducted.

     9.2  Due Authorization; Consents; No Violations.

          (a) MAALP has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MAALP of this Agreement have been, and the Transaction Documents to be executed and delivered by it pursuant to this Agreement shall be, duly and validly approved by MAALP, and no other proceeding on the part of MAALP is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MAALP and, assuming due authorization (including the consummation of the matters described in the foregoing sentence), execution and delivery of this Agreement by MAAC and FDC, this Agreement constitutes, and the Transaction Documents to be executed and delivered by MAALP pursuant to this Agreement when executed will constitute, valid and binding obligations of MAALP enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, similar laws or court decisions from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

          (b) No consents, waivers, exemptions or approvals of, or filings or registrations by MAALP with, any Government Entity or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance by MAALP of this Agreement or the consummation of the transactions contemplated hereby, except to the extent the failure to obtain the same does not cause or is not expected to cause a Material Adverse Effect on MAALP or the transactions contemplated by this Agreement.

          (c) The execution, delivery and performance by MAALP of this Agreement and the Transaction Documents to be executed, delivered and performed by MAALP pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any Order applicable to or binding on MAALP or its assets; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which with the passage of time or the giving of notice, or both, would constitute a default) under, permit cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of MAALP's assets under, any contract or other arrangement of any kind or character to which MAALP is a party or by which MAALP or any of its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of MAALP, or any indebtedness secured by any of MAALP's assets; or (v) violate or conflict with any provision of the MAALP Partnership Agreement.

     9.3  Capitalization.

          (a) Except as disclosed in this Agreement or the MAALP Partnership Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any Units of MAALP, or contracts or other arrangements by which MAALP or any of its subsidiaries is or may become bound to issue additional Units of MAALP or any of its subsidiaries. MAALP has furnished to FDC a true and correct copies of the MAALP Partnership Agreement, as in effect on the date hereof.

          (b) Except as set forth in the MAALP Partnership Agreement, MAALP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Units or any interest therein or to make any other distribution in respect thereof.

          (c) MAAC has no knowledge of any voting agreements, voting trusts, partners' agreement, other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any Units of MAALP.

          (d) All of the outstanding securities of MAALP were issued in compliance with all applicable federal and state securities laws.

     9.4 Valid Issuance of Units. The Units to be issued hereunder, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized and validly issued, fully paid and nonassessable, and, based upon the representations of FDC in this Agreement (without independent verification), will be issued in compliance with all applicable federal and state securities laws.

     9.5 Permits. MAALP holds all licenses, certificates, permits, franchises, rights, variances, interim permits, approvals, authorizations or consents, whether federal, state, local or foreign, which are currently necessary for the lawful operation of MAALP's business, except for those the absence of which would not cause and would not be reasonably expected to cause a Material Adverse Effect on MAALP.

     9.6 No Adverse Change. Since the Recent Balance Sheet Date, there has not been (i) any change in MAALP which would cause or reasonably be expected to result in a Material Adverse Effect on MAALP, (ii) any material loss, damage or destruction to any of MAALP's assets (whether or not covered by insurance) or any other event or condition which has had or could have a Material Adverse Effect on MAALP, (iii) any contract or other transaction entered into by MAALP relating to, or otherwise affecting in any way, its business or the operation thereof, other than in the Ordinary Course of Business, (iv) any sale, lease or other transfer or disposition of any of MAALP's assets, or any cancellation of any debts or claim of MAALP, except in the Ordinary Course of Business, and (v) any changes in the accounting systems, policies or practices of MAALP. Since the Recent Balance Sheet Date, MAALP's business has been conducted in all material respects only in the ordinary course and consistent with past practices.

     9.7 No Defaults or Violations. Except to the extent any default or non-compliance does not cause or is not reasonably expected to cause a Material Adverse Effect as to MAALP:
(i) MAALP has not materially breached any provision of, nor is it in material default under the terms of, any lease, contract or commitment to which it is a party or under which it has any rights or by which it is bound or which relates to its business or its assets and, to MAALP's knowledge, no other party to any such lease, contract, or other commitment has breached such lease, contract or commitment or is in default thereunder (nor has MAALP waived any such default) in any material respect, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice, or both, would constitute such a default or breach by MAALP, or to MAALP's knowledge, by any such other party, or give right to an automatic termination or the right of discretionary termination thereof;
(ii) MAALP is in material compliance with, and no Liability or material violation exists under, any Law or Order applicable in any way to MAALP; and (iii) no notice from any Government Entity has been received by MAALP claiming any violation of any Law (including any building, zone or other ordinance) or Order, or requiring any work, construction or expenditure.

     9.8 Litigation. Except for certain matters which, to MAALP's knowledge, do not have a Material Adverse Effect on MAALP or the transactions contemplated by this Agreement, there is no Litigation pending or, to MAALP's knowledge, threatened against any of the properties or businesses of MAALP or relating to its assets or the transactions contemplated by this Agreement. Neither MAALP nor any of its assets are subject to any Order which has had or could have a Material Adverse Effect on MAALP.

     9.9 Title to Properties; Leasehold Interests. MAALP has good and marketable title to, or a valid leasehold interest in, each of the properties and assets owned by it. Except as set forth on Schedule 9.9, none of the properties owned or leased by MAALP is subject to any Liens which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of MAALP. Each lease or agreement to which MAALP is a party under which it is the lessee of any property, real or personal, is a valid and subsisting agreement without any material default of MAALP thereunder and, to the best of MAALP's knowledge, without any material default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by MAALP under any such lease or agreement or, to the best of MAALP's knowledge, by any party thereto, except for such defaults that would not individually or in the aggregate have a Material Adverse Effect on MAALP. MAALP's possession of such property has not been disturbed and, to the best of MAALP's knowledge, no claim has been asserted against it adverse to its rights in such leasehold interests.

     9.10 Environmental Matters. For purposes of this Section 9.10, the term "MAALP" means MAALP and its Affiliates, and the term "MAALP Property" means a property owned by MAALP or its Affiliates and any property in which MAALP or its Affiliates has an interest. The parties acknowledge that MAALP does not possess any expertise with regard to Materials of Environmental Concern and, accordingly, the following representations and warranties are based exclusively on reports prepared by environmental consultants to MAALP.

          (a)   Except  for those matters described  in  Schedule
     9.10(a), MAALP and each MAALP Property are not presently in violation of any applicable Environmental Law;

          (b) MAALP has not stored or used any Materials of Environmental Concern at any MAALP Property;

          (c) MAALP has not received any notice, complaint, warning letter or notice of violation from any Government Authority or any other person that MAALP is in violation of any Environmental Law or environmental permit or that they are responsible (or potentially responsible) for the assessment or remediation of any release of any Material of Environmental Concern at, on or beneath any MAALP Property;

          (d) MAALP is not the subject of any actual or threatened federal, state, local or private litigation involving a claim of liability or a demand for damages arising out of violation of any Environmental Law or from the release or threatened release of any Material of Environmental Concern;

          (e)  MAALP has timely filed all reports required by any
     applicable   Environmental  Law  and   has   generated   and
     maintained all data, documentation, and records required under any Environmental Law;

          (f) Except for those matters described in Schedule 9.10(a), which, to MAALP's knowledge, do not have a Material Adverse Effect on MAALP, MAALP is not aware of any release or threatened release of a Material of Environmental Concern, the presence of any current or former drycleaning facility, the presence of any current or former storage tanks, the presence of any asbestos containing material, or the presence of any condition or circumstance which could subject MAALP or any MAALP Property to liability or claims under the Environmental Laws or any private cause of action arising out of an environmental condition;

          (g) No MAALP Property is subject to, and MAALP has no knowledge of any imminent restriction on the ownership, occupancy, use, or transferability of any MAALP Property; or

          (h) To MAALP's knowledge, there are no conditions or circumstances at any MAALP Property which pose a risk to the environment or the health or safety of any Person.

     9.11 Taxes. MAALP has filed all federal, state, local and other Tax returns and reports (except for foreign returns and reports the failure to file which has not and is not reasonably expected to cause a Material Adverse Effect), and any other material returns and reports with any Government Entity, required to be filed by it. MAALP has paid or caused to be paid all Taxes that are due and payable, except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP consistently applied. MAALP does not have any material Liabilities for Taxes other than those incurred in the Ordinary Course of Business and in respect of which adequate reserves are being maintained by it in accordance with GAAP consistently applied. Federal and state income Tax returns for MAALP have not been audited by the IRS or any state authority. No deficiency assessment with respect to or proposed adjustment of MAALP's federal, state, local or other Tax returns is pending or, to the best of MAALP's knowledge, threatened. There is no Tax Lien, whether imposed by any federal, state, local or other tax authority outstanding against the assets, properties or business of MAALP. There are no applicable Taxes, fees or other governmental charges payable by MAALP in connection with the execution and delivery of this Agreement.

     9.12 Accuracy of Statements. To MAALP's knowledge, neither this Agreement nor any document, instrument, schedule, exhibit, statement, list, certificate or other information furnished or to be furnished by or on behalf of MAALP to FDC in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     9.13 Limitation on Remedies. The representations and warranties set forth in this Article 9 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made at that time; provided, however, in the event that any of such representations and warranties is proved to be false on or before the Closing Date as a result of any change of circumstances or knowledge obtained by MAALP and such misrepresentation has a Material Adverse Effect and is disclosed to FDC in writing, then FDC's sole and exclusive remedies hereunder shall be to (i) terminate this Agreement pursuant to Article 14 (including Section 14.3.1, if applicable), or (ii) waive such misrepresentation and close with no liability to MAALP for such misrepresentation.

    ARTICLE 10:  CONDITIONS PRECEDENT TO OBLIGATIONS OF MAAC

     10.1 Conditions for the Closing. The obligation of MAAC and MAALP to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions precedent, and the failure to satisfy any such condition precedent shall excuse and discharge all obligations of MAAC and MAALP to carry out the provisions of this Agreement unless such failure is waived in writing by MAAC and MAALP; provided, however, that to the extent that the failure of any condition shall relate to (i) a matter described in Sections 6.13, 6.14,
6.15 or 7.6 and the affected Property is deemed an Excluded Property pursuant to said provisions or (ii) any other matter relating to a Property (including, without limitation, the failure of FDC to obtain any required consents), then the affected Property shall be designated as an Excluded Property pursuant to Section 6.16 hereof, provided the Defective Property Basket is not exceeded, and such matter shall not constitute a failure to satisfy any condition precedent relating thereto.

          10.1.1 Representations and Warranties. The representations and warranties made by FDC in Article 7, and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of either FDC or any Property Partnership in connection with the Closing pursuant to this Agreement, shall be true, correct and complete in all material respects on and as of the date hereof and thereof, and shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. FDC shall have delivered to MAAC a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of FDC in form and substance reasonably satisfactory to MAAC dated as of the Closing Date to such effect.

          10.1.2 Compliance with Covenants and Agreements. The covenants, obligations and agreements of FDC, the Property Partnerships and the FDC Affiliates to be performed and complied with on or before the Closing Date shall have been duly performed and complied with in all respects; and FDC shall have delivered to MAAC a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of FDC in form and substance reasonably satisfactory to MAAC dated as of the Closing Date to such effect.

          10.1.3 No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been any change, circumstance or event in the Assets, business or prospects of FDC which has had or would reasonably be expected to have a Material Adverse Effect on FDC or on the transactions contemplated by this Agreement, except as set forth in Sections 6.2, 6.13, 6.14 and 6.15.

          10.1.4 No Injunction. There shall not be in effect any Order (unless caused by any action taken by MAAC or MAALP) which enjoins or prohibits consummation of the transactions contemplated hereby.

          10.1.5 Title. MAAC and MAALP shall have obtained the Required Title Insurance as of the date and time of the Closing.
          10.1.6 Lender Estoppels; Payoff Letters. Estoppel letters shall have been received from each lender with respect to the Retained Mortgage Debt in form and substance reasonably acceptable to MAAC. Payoff Letters shall have been received from each lender with respect to the Prepaid Mortgage Debt, the Construction and Development Debt, and the Credit Line Debt.

          10.1.7   Consents.   FDC and the Property  Partnerships
     shall have obtained the consents set forth on Schedule 7.1.2
     (b).

    ARTICLE 11:  CONDITIONS PRECEDENT TO OBLIGATIONS OF FDC

     11.1 Conditions for the Closing. The obligation of FDC to consummate and to cause the Property Partnerships to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions precedent, and the failure to satisfy any such condition precedent shall excuse and discharge all obligations of FDC to carry out the provisions of this Agreement unless such failure is waived in writing by FDC:

          11.1.1 Representations and Warranties. The representations and warranties made by MAAC in Article 8 and by MAALP in Article 9 and the statements and information contained in any certificate, instrument, schedule, document or exhibit delivered by or on behalf of MAAC or MAALP in connection with the Closing pursuant to this Agreement, shall be true, correct and complete in all material respects on and as of the date hereof, and shall be true, correct and complete in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date provided, however, that if any representation and warranty is already qualified in any respect by materiality or as to Material Adverse Effect, the materiality qualification immediately before this proviso shall not apply. MAAC shall have delivered to FDC a certificate signed by the Chief Executive Officer or President, and the Chief Financial Officer of MAAC in form and substance reasonably satisfactory to FDC dated as of the Closing Date to such effect.

          11.1.2 Compliance with Covenants and Agreements. The covenants, obligations and agreements of MAAC and MAALP to be performed and complied with on or before the Closing Date shall have been duly performed and complied with in all respects; and MAAC shall have delivered to FDC a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of MAAC in form and substance reasonably satisfactory to FDC dated as of the Closing Date to such effect.

          11.1.3 No Material Adverse Change. Since the date of this Agreement, there shall not have been any change, circumstance or event in the business or prospects of MAAC or MAALP which would reasonably be expected to have a
     Material Adverse Effect on MAAC or MAALP or a material adverse effect on the transactions contemplated by this Agreement.

          11.1.4   No  Injunction.  There shall not be in  effect
     any  Order  (unless caused by any action taken by FDC) which
     enjoins   or  prohibits  consummation  of  the  transactions
     contemplated hereby.

          11.1.5 Consents. FDC and the Property Partnerships shall have obtained the consents set forth on Schedule 7.1.2
     (b).

                      ARTICLE 12:  CLOSING

     12.1 Closing. The Closing shall take place at a time and place mutually agreed upon by the parties as soon as practicable following the satisfaction or waiver of all conditions precedent to the Closing, but the parties will use all reasonable efforts to close on or before November 17, 1997 (or as soon thereafter as practicable); provided, however, that if the Closing has not previously occurred, the Closing shall occur on December 31, 1997 (notwithstanding any extensions otherwise provided herein). The Closing shall take place at 10:00 a.m. EST on the Closing Date at the offices of K&S, 191 Peachtree Street, N.E., Suite 4900, Atlanta, Georgia.

     12.2 Deliveries at the Closing.
     At the Closing, in addition to any other document or agreement required under any other provision of this Agreement, the following deliveries shall be made by the Parties, in each event where execution of a document shall be required, duly executed by the Persons required to execute same.:

          12.2.1  Deliveries by FDC.

               (a) Stock Certificates and Partnership Interest Certificates. (i) Certificates representing the shares of FDC Common Stock held by the FDC Shareholders as of the Effective Time, and (ii) certificates (if in existence) duly endorsed for transfer to MAAC or MAALP, as appropriate, representing all transferred partnership interests in the Merger Partnerships and the Exchange Partnerships.

               (b)     Partner   Consents.    Consents   to   the
          Reorganization duly executed by the requisite interests of limited and general partners of each Property
          Partnership.

               (c) FDC Officers' Certificates. The certificates described in Sections 10.1.1 and 10.1.2.

               (d) Legal Opinions. Opinions of K&S and CMM as to the due organization of FDC and each Property Partnership, due authorization of the Reorganization, consents, violations (to such firm's knowledge), qualification of the Merger as a reorganization under the Code (limited to a "should qualify" standard and addressed solely to FDC and the FDC Shareholders), litigation (to such firm's knowledge), and such other matters as counsel to MAAC may reasonably request prior to the Closing, with the responsibility for such opinion being divided among K&S and CMM in accordance with their relative representative roles for FDC and the Property Partnerships.

               (e) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by the appropriate Person with respect to the Reorganization in accordance with said Act. If FDC fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, MAALP may proceed in accordance with the withholding provisions as provided in such Act.

               (f)  Affidavits.  Owner's affidavits to the extent
          reasonably  and  customarily  required  by  the   title
          company to issue the Required Title Insurance, subject only to the Permitted Exceptions.

               (g) Permits and Approvals. To the extent possessed by FDC or obtained or obtainable from the Property Partnerships, the material licenses, permits, approvals, zoning exceptions and approvals, consents and Orders of Government Entities relating to the ownership, operation and use of the Properties, including, without limitation, certificates of occupancy for such Properties.

               (h) Authority. Evidence of the existence, organization and authority of FDC and each Property
          Partnership,  and  of  the  authority  of  the  Persons
          executing documents on behalf of such Persons reasonably satisfactory to MAAC.

               (i)    Possession.   Possession  of  all   Assets,
          subject only to Permitted Exceptions.

               (j) Books and Records. Delivery to the offices of MAAC and MAALP of the original Leases and Contracts (or copies if the originals cannot be located) and to the extent now or subsequently coming into FDC's or a Property Partnership's possession or control: copies or originals (including information stored electronically) of all books and records of account; contracts; copies of correspondence with tenants and suppliers; receipts for deposits; unpaid bills and other papers or documents which pertain to the Properties; all advertising materials, booklets, keys and other items, if any, used in the operation of FDC, the Third Party Businesses, or the Properties; all books and records of each entity that is a party to the Reorganization (including Tax records); and, if in such entity's possession or control, the original "as-built" plans and specifications and all other available plans and specifications with respect to any Property.

               (k) Articles of Merger. Articles of Merger of FDC into MAAC to be filed with the Georgia Secretary of State, and a certificate of merger of each Merger
          Partnership  into  MAALP to be filed with  the  Georgia
          Secretary of State.

               (l) Transfer Documents. The deeds, assignments and other transfer documents which are listed on
          Schedule 12.2.1(l) transferring title to the Assets to MAAC or MAALP, as the case may be, free of any claims, except for Permitted Encumbrances.

               (m) Transfer Documents related to Third Party Business Assets. The bills of sale, assignments and other transfer documents which are listed on Schedule 12.2.1(l) transferring title and otherwise assigning the Third-Party Business Assets to MAALP free of any claims, except for Permitted Encumbrances.

               (n)   Registration Rights Agreement.  Registration
          Rights Agreement executed by or on behalf of the parties thereto.

               (o) Agreement Not to Compete. The Agreement Not to Compete executed by John F. Flournoy and W. Randall
          Jones.

               (p)  Transaction Documents.  All other Transaction
          Documents not otherwise specifically described herein.

               (q)    Additional   Documents.    Any   additional
          documents that MAAC may reasonably require for the proper consummation of the transactions contemplated by this Agreement.
          12.2.2  Deliveries by MAAC and MAALP.

               (a)     MAAC    Officers'    Certificates.     The
          certificates described in Sections 11.1.1, 11.1.2, 12.1.1, and 12.1.2.

               (b)    MAALP  Partnership  Agreement.   The  MAALP
          Partnership Agreement.

               (c) Authority. Evidence of existence, organization and authority of MAAC and MAALP and the authority of the Person executing documents on behalf of MAAC and MAALP reasonably satisfactory to FDC.

               (d)   Legal Opinion.  An opinion of BDBC as to due
          organization and existence of MAAC and MAALP; due authorization of the Reorganization; due authorization of amendment and restatement of the MAALP Partnership Agreement; due authorization and valid issuance of the Merger Shares and the Units; due reservation and valid issuance of Shares upon redemption of Units in exercise of Redemption Rights, subject to the assumptions in
          Section 8.4; enforceability of the Registration Rights Agreement; violations (to such firm's knowledge); litigation (to such firm's knowledge), qualification of the Merger as a reorganization under the Code (limited to a "should qualify" standard and addressed solely to
          MAAC); enforceability; the tax qualification of MAAC, MAALP and certain Affiliates under the Code; and such other matters as K&S may reasonably request prior to the Closing. The tax opinion of BDBC shall provide
          (subject to customary conditions and factual representations) (i) that MAAC has met the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994, 1995, and 1996, and that, taking into account the Reorganization, MAAC's organization and method of operation are such that MAAC should continue to qualify for taxation as a REIT in the future, and (ii) that MAALP and each of its Subsidiaries qualify as partnerships for federal income tax purposes (or are "qualified REIT subsidiaries" under Section (i) of the Code or are otherwise disregarded and do not constitute "publicly traded partnerships" for purposes of Sections 7704 and 469(k) of the Code, taking into account the Reorganization;

               (e) Election to Board and Advisory Board of MAAC. Certified Board resolutions creating an additional seat on MAAC's Board of Directors and electing John F. Flournoy to fill the vacancy, effective immediately following the Closing and an indemnity agreement, evidence of D&O insurance, or such other documents or other items to the extent available to and benefiting the other members of the Board of Directors; and the appointment of W. Randall Jones to the Advisory Board of MAAC.

               (f) Election to Board of Third Party Service Subsidiary. Certified Board resolutions electing George E. Cates, John F. Flournoy, W. Randall Jones and
          H. Eric Bolton, Jr. as the sole members of the Board of Directors of the Third Party Service Subsidiary and indemnity agreements, evidence of D&O insurance and such other documents or other items to the same extent available to and benefiting the members of the Board of Directors of MAAC.

               (g) Existing Debt Assumption. The documents required by lenders evidencing the assumption of the Retained Mortgage Debt, duly executed by MAALP, MAAC, or such Affiliates thereof as shall be appropriate under the circumstances.

               (h) Merger Shares. The certificates representing the Merger Shares.

               (i)   Units.   Evidence that the Units  have  been
          issued, in such form as shall be reasonably acceptable to FDC.

               (j) Cash Consideration. The cash consideration provided for in Article 3 and the other cash required of MAAC and MAALP to consummate the Reorganization.

               (k) Articles of Merger. Articles of Merger of FDC into MAAC to be filed with the Tennessee Secretary of State, and a certificate of merger of each Merger Partnership into MAALP to be filed with the Tennessee Secretary of State.

               (l)   Registration Rights Agreement.  Registration
          Rights Agreement executed by or on behalf of the parties thereto.

               (m)  Transaction Documents.  All other Transaction
          Documents not otherwise specifically described herein.

               (n) Additional Documents. Any additional documents that FDC or the lenders of the Existing Mortgage Debt may reasonably require for the proper consummation of the transactions contemplated by this Agreement.


        ARTICLE 13: ADJUSTMENT OF MERGER CONSIDERATION.

     13.1 Adjustment of Merger Consideration. The Parties shall cause the Closing Date Balance Sheet to be prepared as of the Closing Date pursuant to the provisions of Section 13.1.1 below within sixty (60) days following the Closing Date. Based on the Closing Date Balance Sheet, the number of Merger Shares delivered in accordance with this Agreement shall be adjusted in the manner described in Section 13.1.2 below.

          13.1.1 Methodology of Preparation of Closing Date Balance Sheet. As of the Closing Date, the Parties shall cause the Closing Date Balance Sheet to be prepared in the same manner as the Valuation Balance Sheet attached hereto as Schedule 13.1.1 (the "Valuation Balance Sheet"), to wit: the assets on the Closing Date Balance Sheet shall consist of the Fixed Valuation Assets, Construction in Progress (except with respect to Properties), Property Held for Development, and Miscellaneous Balance Sheet Assets. The liabilities on the Closing Date Balance Sheet shall consist of Existing Debt and Miscellaneous Balance Sheet
     Liabilities. The amount of Consensual Balance Sheet Adjustments shall be added to assets or liabilities, as the case may be, in a manner consistent with the Valuation Balance Sheet. The Parties agree that the adjustment amounts set forth on the Valuation Balance Sheet as consensual balance sheet adjustments (the "Consensual Balance Sheet Adjustments") have been computed by the Parties and reflected in the Valuation Balance Sheet in determining the Adjusted Net Equity as of the Recent Balance Sheet Date, as itemized in the Valuation Balance Sheet on
     Schedule 13.1.1. The net sum of the foregoing shall be the "Adjusted Net Equity." The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with the preparation of the Valuation Balance Sheet, utilizing the same general ledger classifications and groupings as were utilized in preparing the Valuation Balance Sheet. The Parties have agreed that the value of the Fixed Valuation Assets on the Closing Date Balance Sheet shall be $369,555,000.
          13.1.2 Timing of Preparation of Closing Date Balance Sheet; Disputes. MAAC shall cause the Closing Date Balance Sheet to be prepared and delivered to the Parties within sixty (60) days after the Closing Date. MAAC shall permit the Contingent Value Representative as of the Closing Date and one (1) additional former FDC officer to assist in the preparation of the Closing Date Balance Sheet. MAAC shall use its reasonable best efforts to prepare a list of proposed Consensual Balance Sheet Adjustments within forty-five (45) days after the Closing Date, but in no event later than five (5) days before delivery of the Closing Date Balance Sheet. The Contingent Value Representative shall agree on the Consensual Balance Sheet Adjustments no later than two (2) days prior to the due date of the Closing Date Balance Sheet. If the Contingent Value Representative shall not agree with the computation of Adjusted Net Equity, or if such parties shall not be able to agree on the amount of the Consensual Balance Sheet Adjustments, then such parties shall submit to binding arbitration pursuant to the procedures set forth in Section 5.4 hereof the computation of Adjusted Net Equity or the amount of Consensual Balance Sheet Adjustments, as applicable. In the event such arbitration process shall be required, the decision of the arbitrator shall be final and binding on both Parties.

          13.1.3 Adjustment of Merger Shares and Cash Offset Based on Closing Date Balance Sheet. If Adjusted Net Equity as reflected in the Closing Date Balance Sheet shall be more or less than $57,070,000, then the amount of such difference shall be divided by $28.00, and the number of Merger Shares delivered as consideration for the Merger shall be adjusted by the quotient as follows: (i) if the Adjusted Net Equity shall be more than $57,070,000, then MAAC shall deliver to the FDC Shareholders, in the same ratios as the Merger Shares shall have been delivered at Closing, the additional Merger Shares computed as hereinabove described, which additional Merger Shares shall be issued and delivered in the same manner as the original Merger Shares; and (ii) if the Adjusted Net Equity shall be less than $57,070,000, then the FDC Shareholders shall deliver to MAAC, in the same ratios as the Merger Shares shall have been delivered at Closing, together with stock powers containing appropriate signature guarantees and letters instructing MAAC's transfer agent to effect the transfer, certificates representing the number of Merger Shares computed in the foregoing manner. All deliveries pursuant to this Section 13.1.3 shall be made within ten (10) Business Days after delivery of the Closing Date Balance Sheet, if there shall be no disagreement with respect thereto, or within ten (10) Business Days after the parties shall receive the report of the arbitrator, if the computation of the Closing Date Balance Sheet or any aspect thereof shall be submitted to arbitration in accordance with
     Section 13.1.2. All Merger Shares transferred in accordance with this Section 13.1.3 shall be deemed an addition to or subtraction in the consideration given for the Reorganization for all purposes of this Agreement.

          13.1.4 Dividend/Distribution Adjustment. The amount equal to the distribution payable by MAAC and MAALP on or about January 31, 1998 for the fourth quarter of 1997 in respect of the Merger Shares and Units issued in the Reorganization multiplied by a fraction, the numerator of which shall be the number of days between October 1 and the Closing Date and the denominator of which shall be 92 is hereinafter called the "Pro Rata 4th Quarter Distribution". To adjust for the fact that the Pro Rata 4th Quarter Distribution would otherwise be payable to the holders of the Merger Shares and Units, even though such holders did not hold the Merger Shares and Units for the period prior to the Closing, the amount of the Pro Rata 4th Quarter Distribution shall be settled in cash either by offset against distributions payable by MAAC or MAALP to such holders of Merger Shares and Units or by separate cash payments by such holders.

             ARTICLE 14:  TERMINATION AND REMEDIES

     14.1 Termination.  This Agreement may be terminated:

          14.1.1 Mutual Consent. At any time prior to the Closing Date, with the written consent of MAAC and FDC;

          14.1.2 Termination by MAAC and MAALP. At any time prior to the Closing Date, by MAAC and MAALP (provided they are not in breach of any of their material obligations hereunder), if there shall have been a material breach of any covenant, representation or warranty of FDC hereunder, or failure of any condition to MAAC's obligation to close, and such breach or failure shall not have been remedied within 10 Business Days after receipt by FDC of a notice in writing from MAAC specifying the breach or failure and requesting such be remedied (and the Closing Date shall be extended to provide for such cure period), provided such termination right shall be subject to the provisions of
     Section 6.16 hereof;

          14.1.3 Termination by FDC. At any time prior to the Closing Date, by FDC (provided it is not in breach of any of its material obligations hereunder), if there shall have been a material breach of any covenant, representation or warranty of MAAC or MAALP hereunder, or any failure of any condition of FDC's obligation to close, and such breach or failure shall not have been remedied within 10 Business Days after receipt by MAAC or MAALP of a notice in writing from FDC specifying the breach or failure and requesting such be remedied (and the Closing Date shall be extended to provide for such cure period); or

          14.1.4 Failure to Close by Closing Date. If the Closing has not taken place by December 31, 1997 (notwithstanding any extensions otherwise provided herein), at any time thereafter, by FDC or MAAC, upon delivery of written notice of termination to the other; provided, however, that the right to terminate this Agreement under this Section 14.1.4 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date.

     14.2 Effect of Termination. If this Agreement is terminated pursuant to Section 14.1, all obligations of the parties hereunder  shall  terminate,  except  for  the  obligations  that expressly survive the termination of this Agreement. No such termination shall relieve any party from liability pursuant to
Section 14.3 below.

     14.3 Remedies. In the event that a Party shall fail to perform such Party's obligation to consummate the Reorganization as described herein (a "Default"), all conditions precedent to such Party's obligation to perform having been met, the sole and exclusive remedy of the non-defaulting Party shall be as follows:

          14.3.1 Waiver of Specific Performance or Suit for Damages. The Parties expressly waive any right to elect specific performance and covenant not to bring any action against the other for specific performance or for damages
     (except any suit to collect the amounts described in Sections 14.3.2 and 14.3.3 below) before any Government Entity.

          14.3.2 Remedy upon Default. Subject to the provisions of Section 14.3.3 below, the sole remedy of the non-defaulting Party in the event of a Default by the other Party shall be to terminate this Agreement, and the defaulting Party shall pay to the non-defaulting Party within five (5) business days after such termination, as liquidated damages for such Default, the cash amount of Two Hundred Fifty Thousand Dollars ($250,000). The Parties agree that in the event of a Default, the damages from such Default would be difficult to determine, and that the foregoing liquidated damages amount is a reasonable estimate of the actual, out-of-pocket costs that would be incurred by each of the Parties if the Reorganization were not consummated. Each Party agrees not to bring an action before any Government Entity against the other Party seeking damages on account of the Default, it being agreed that the liquidated damages amount stated herein shall be the sole monetary remedy to the non-breaching Party.

          14.3.3 Default followed by a Competing Transaction. If a Party shall commit a Default and the non-defaulting
     Party  shall  terminate this Agreement pursuant  to  Section
     14.3.2 above, and (i) the defaulting Party (if the defaulting Party is FDC) shall close a FDC Competing
     Transaction consisting of the Assets of FDC and at least fifty percent (50%) of the apartment units owned by the Property Partnerships within one (1) year after the date of termination of this Agreement or (ii) the defaulting Party (if the defaulting Party is MAAC or MAALP) shall close a MAAC Competing transaction within one (1) year after the date of termination of this Agreement, then the non-defaulting Party shall be entitled to receive from the defaulting Party, its successors and assigns, and the defaulting Party, its successors and assigns, shall pay to the non-defaulting Party a termination fee of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) in cash not later than the date of closing of the Competing Transaction. The Parties agree that such termination fee shall be reasonable compensation to a non-defaulting Party for enhanced competitive risks resulting from the defaulting Party consummating a competing transaction, market risks in announcing the Reorganization, management time expended in pursuit of the Reorganization, lost opportunities, transaction costs and expenses and other incidental expenses and losses, and that the non-defaulting party should be entitled to a fee for such items. The liquidated damages amount paid by the defaulting Party pursuant to Section
     14.3.2 above shall be a credit against the termination fee described herein.

                   ARTICLE 15:  MISCELLANEOUS

     15.1 Headings. The headings contained in this Agreement are for reference purposes only and are in no way intended to described, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     15.2 Pronouns and Plurals. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     15.3 Time.  Time is of the essence for this Agreement.

     15.4  Survival.   The  provisions set forth  in  Article  1,
Article  5,  Article  6  (subject to the  limitations  set  forth therein),  Article  7  (subject  to  the  limitations  set  forth therein),  Article  8  (subject  to  the  limitations  set  forth therein),  Article  9  (subject  to  the  limitations  set  forth therein), Article 12 (to the extent not performed at the Closing), Article 13, Article 14 and Article 15 shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of such Closing. Except as provided in the foregoing sentence, no other provisions, representations, warranties or other covenants or agreements contained in this Agreement shall survive the Closing.

     15.5 Expenses. The expenses of the Reorganization, including, without limitation, those expenses set forth in
Schedule 15.5, shall be Assumed Liabilities at the time of Closing and shall be paid by MAAC or MAALP. In the event that this Agreement is terminated before the Closing, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     15.6 Additional Actions and Documents. Each party hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested on or after the Closing Date in order to fully effectuate the purposes, terms and conditions of this Agreement.

     15.7 Entire Agreement; Amendment and Modification. This Agreement, including the schedules, exhibits, Transaction Documents and other documents referred to herein or furnished pursuant hereto, together with the letter agreement regarding confidentiality between FDC and MAAC dated August 19, 1997 (the terms of which are incorporated herein) constitutes the entire understanding and agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of, or supplement to, this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

     15.8 Notices. All notices, demands, requests, and other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified U.S. mail, return receipt requested and postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

     (i)  If to FDC:          Flournoy Development Company
                         John F. Flournoy Chairman and CEO
                         900 Brookstone Center Parkway
                         Columbus, GA  31904
                         Telephone: (706) 324-4000
                         Facsimile:   (706) 596-2492

          copies to:          William B. Fryer, Esq.
                         King & Spalding
                         191 Peachtree Street, NE, Suite 4800
                         Atlanta, GA  30303
                         Telephone:  (404) 572-4911
                         Facsimile:  (404) 572-5148

                         Richard A. Fishman, Esq.
                         Cashin, Morton & Mullins
                         1360 Peachtree Street, N.E.
                         Atlanta, GA  30309
                         Telephone:  (404) 870-1500
                         Facsimile:    (404) 870-1529

     (ii) If to MAAC
          or  to MAALP:        Mid-America Apartment Communities, Inc.
                         George E. Cates, Chairman and CEO
                         6584 Poplar Avenue, Suite 340
                         Memphis, TN  38138
                         Telephone:  (901) 682-6600
                         Facsimile:    (901) 682-6667

          copy to:       John A. Good, Esq.
                         Baker, Donelson, Bearman & Caldwell
                         First Tennessee Building, Suite 2000
                         165 Madison Avenue
                         Memphis, TN  38103
                         Telephone: (901) 526-2000
                         Facsimile:  (901) 527-2303

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section 15.8, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section 15.8, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section 15.8, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 15.8.

     15.9 Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege to be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.11 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed and enforced in accordance with the Laws and judicial decisions of the State of Tennessee, without regard to conflict of Law principles (excluding the choice of Law rules thereof), except for actions affecting title to real property, in which case the Laws of the State in which the real property is located shall apply.

     15.12     Assignment; Parties in Interest.

          15.12.1 No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of the other parties hereto.

          15.12.2 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective administrators, successors, legal representatives and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

     15.13 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer any third-party benefit, provided that all representations, warranties and covenants made by MAAC and MAALP in this Agreement shall run in favor of FDC's shareholders following the Merger and the partners of the Property Partnerships.

     15.14 Severability. Every provision of this Agreement is intended to be severable. If any provision or term of this Agreement, or the application of a provision or term to any Person or circumstance, shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions and terms hereof, or the application of such provision or term to Persons or circumstances other than those to which it is held invalid, illegal or enforceable, shall not be affected thereby, and there shall be deemed substituted for the provision or term at issue a valid, legal and enforceable provision as similar as possible to the provision or term at issue.

     15.15 Limitation of Liability. Any obligation or liability whatsoever of any Party which may arise at any time under this Agreement or any obligation or liability which may be incurred by such Party pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of such Party's assets, as appropriate, only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of such Party's shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

     15.16 Tax Advice. The Parties have relied on their respective accountants, attorneys and other advisors for advice in connection with structuring the transactions contemplated by this Agreement and are not relying on the accountants, attorneys or other advisors of the other Party with regard to the structure of such transactions, except to the extent of any legal opinions which may be issued in connection with the Closing.

     15.17 Acknowledgment of Agreement. If requested by FDC, MAAC and MAALP shall enter into an agreement reflecting the terms contained herein relating to the Sale Properties and the Property Seller Partnerships for submission to and review by the Property Seller Partnerships and in a form reasonably acceptable to the Parties.


                      SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed on their behalf as of the date first above written.


                              MID-AMERICA  APARTMENT COMMUNITIES, INC.


                              By: /s/George E. Cates
                                 ----------------------------------
                                 George  E.  Cates, Chairman  and
                                 Chief Executive Officer


                              MID-AMERICA APARTMENTS, L.P.

                              BY: Mid-America Apartment Communities, Inc.,
                                  sole General Partner


                                 By: /s/ George E. Cates
                                    -------------------------------
                                    George E. Cates, Chairman  and
                                    Chief Executive Officer

             SIGNATURE PAGE TO AGREEMENT AND PLAN
                       OF REORGANIZATION



                              FLOURNOY DEVELOPMENT COMPANY



                              By: /s/John F. Flournoy
                                  ---------------------------------
                                  John F. Flournoy, Chairman and
                                  Chief Executive Officer